UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EST, May 21, 2009 at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on April 10, 2009.

Items of Business:

1.	To elect the following directors to the Board of Directors, each to hold office for a three-year term expiring at the later of the 2012 annual meeting of shareholders or upon his or her successor being elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal:

•	The two Class I directors nominated by our Board of Directors and named in the Proxy Statement, by the holders of our Common Stock;

•	The Class I director nominated by our Series B Voting Convertible Preferred Shareholders and named in the Proxy Statement, by the holders of our Series B Voting Convertible Preferred Stock;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To consider and transact such other business as may properly come before the 2009 Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 23, 2009 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2009 Annual Meeting or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and 2008 Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://bnymellon.mobular.net/bnymellon/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by

voting on the Internet, by telephone, in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

KEVIN J. CARR

SECRETARY

APRIL 10, 2009

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2009 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) and at any adjournment or postponement thereof, to be held May 21, 2009 at 10:30 AM EST at Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions, together with our 2008 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 10, 2009.

Shareholders are invited to attend the 2009 Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 10, 2009, a Notice of Internet Availability of Proxy Materials is being mailed to our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our Common Stock, par value $0.01 per share (the “Common Stock”), and our Series B Voting Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at the close of business on March 23, 2009 (the “Record Date”) are entitled to vote at the 2009 Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 5,800,187 shares of our Common Stock outstanding and there were 45,000 shares of our Series B Preferred Stock outstanding.

At the 2009 Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

Election of Directors by holders of record of our Common Stock

One of the matters to be considered at the meeting by the holders of our Common Stock is the election of the two directors of the Company nominated and approved by our Board to Class I director seats, each to hold office for a three-year term expiring at the later of the 2012 annual meeting of shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Only the holders of Common Stock will have the right to vote for the election of these two directors. A plurality of the votes cast by the holders of Common Stock present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held. Abstentions and broker non-votes will have no effect on the director election since only votes “FOR” a nominee will be counted.

Election of Director by holders of record of our Series B Preferred Stock

Under the terms of the Certificate of Designation establishing the Series B Preferred Stock, the holders of Series B Preferred Stock are currently entitled to elect one director of the Company (the “Series B Director”). Only the holders of Series B Preferred Stock will have the right to vote on the election of the Series B Director, a Class I director seat. With respect to this matter, each holder of record of Series B Preferred Stock as of the Record Date will be entitled to one vote for each share held.

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

The holders of our Common Stock and our Series B Preferred Stock will vote together as a single class on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. On this matter, each share of our Common Stock is entitled to one vote and each share of our Series B Preferred Stock is entitled to 38.3139 votes, which is the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock was convertible at the time of the Record Date. Accordingly, the holder of our Series B Preferred Stock is entitled to 1,724,126 votes in the aggregate, or approximately 23% of all votes eligible to be cast at the 2009 Annual Meeting. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 requires that a majority of the votes represented at the Annual Meeting be voted “FOR” the proposal. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote “FOR” the election of the Board’s director nominees named herein and “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

How many votes are required to conduct the 2009 Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting (based on the number of votes that are eligible to be cast on any matter at the meeting) will constitute a quorum for the transaction of business at the 2009 Annual Meeting. Where a separate vote by a class or series is required for any matter, the presence in person or by proxy of the holders of record of one-third of the shares of such class or series shall constitute a quorum entitled to take action for the vote on such matter. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How are votes counted?

A representative from Mellon Investor Services, LLC, the Company’s transfer agent, will serve as the inspector of elections for the 2009 Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the 2009 Annual Meeting. Even if you plan to attend the 2009 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.proxyvoting.com/vrts;

•	by telephone, toll free at 1-866-540-5760; or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability).

The deadline for voting by Internet or telephone is 11:59 PM, Eastern Time, on Wednesday, May 20, 2009. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”) and The Phoenix Companies, Inc. Savings and Investment Plan (the “PNX 401(k) Plan”), the trustee must receive your vote by no later than 11:59 PM, Eastern Time, on Monday, May 18, 2009.

Registered holders may vote in person at the 2009 Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus or PNX 401(k) Plans in person at the meeting.

Can I change or revoke my vote?

Yes. You may change or revoke your proxy at any time before it is voted. If you are a shareholder of record, you may change your vote after submitting your proxy, whether submitted by mail, the Internet or telephone, by submitting another proxy with a later date as long as it is received prior to the time the earlier dated proxy is exercised or by attending the 2009 Annual Meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy card to act as your proxy holder and vote your shares at the 2009 Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that come before the 2009 Annual Meeting to be voted on.

If you are a participant in the Virtus or PNX 401(k) Plans, your proxy represents all shares you own through such plans, assuming that your shares are registered in the same name and your proxy will serve as a voting instruction for the trustee of such plans. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares. If you own shares through the PNX 401(k) Plan and you do not vote, the trustee for that plan will vote those shares in the same proportion as other PNX 401(k) Plan participants vote their PNX 401(k) Plan shares.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other registered holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner. A broker non-vote is not considered a share entitled to vote, and will have no effect for purposes of determining the approval of the proposals to be acted upon.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter.

Who may attend the meeting?

All shareholders of record as of the Record Date may attend the 2009 Annual Meeting. To gain admission, you will need valid picture identification and an admission ticket or other proof that you are a shareholder of record of Virtus shares as of the Record Date. To obtain directions to attend the 2009 Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 860-263-4725 or mail at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of any solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse the expense of brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

OUR SPIN-OFF

Virtus is an independent, publicly-traded company which, through its affiliates, provides asset management and related services to individuals and institutions. Prior to December 31, 2008, we were an indirect majority-owned subsidiary of The Phoenix Companies, Inc. (“PNX”). On December 31, 2008, PNX completed the spin-off of Virtus through a pro rata distribution of Common Stock to its shareholders. We refer to this transaction throughout this Proxy Statement as the “spin-off.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance over our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and directors, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our web site at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our web site at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer on our web site. You may request a printed copy of the Code of Conduct by writing to the Corporate Secretary at either of the addresses listed herein under “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined to be independent under Nasdaq Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable Nasdaq rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted guidelines, which are available on our website at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In January 2009, the Board, with the assistance of the Governance Committee, conducted an evaluation of director independence, and determined that each of Mses. Cabrera and Coffey and Messrs. Baio, Holt, Swan, and Treanor meet the criteria for independence as established by the Nasdaq Marketplace Rules. The Board has also determined that each member of the Audit, Compensation, Governance, and Finance and Investment Committees is independent under Nasdaq standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	the Audit Committee,

•	the Compensation Committee,

•	the Governance Committee, and

•	the Finance and Investment Committee.

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Finance and Investment
George R. Aylward
James R. Baio	Chair	Member
Susan Fleming Cabrera			Chair	Member
Diane M. Coffey		Chair	Member
Barry M. Cooper
Timothy A. Holt	Member			Chair
Ross F. Kappele
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member

The Board and each committee of the Board were established in connection with the spin-off and, as a result, did not meet as such during 2008. Prior to and following the spin-off, each of our current non-management directors participated in a director orientation meeting with Company management. Since the spin-off, the Board has held three meetings. Going forward, the Board and committees will meet at scheduled times throughout the year. Our independent directors meet in regularly scheduled executive sessions, generally after each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation will be a part of the annual evaluation process conducted by the Governance Committee.

The Board has established written charters for each of the Audit, Compensation, Governance and Finance and Investment Committees, which set forth the responsibilities, authority and specific duties of each such committee. The charters for each of the committees of our Board are available on our web site at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, currently consists of Messrs. Baio (Chair), Holt and Swan. The Board has determined that Messrs. Baio and Holt each qualify as an “audit committee financial expert” as defined under SEC rules.

Since the spin-off, the Audit Committee has held five meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent auditor, including review of the independent auditor’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance and ethics programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair) and Messrs. Baio and Treanor. The primary purposes of the Compensation Committee are to provide assistance to the Board in fulfilling its responsibilities: (i) to achieve the Company’s objective of maximizing the long term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to define and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

Compensation Committee Process

All of the compensation practices that were in place during 2008 were established by our former parent company before the spin-off. Since the spin-off, the Compensation Committee has held four meetings. In connection with the goal of establishing a compensation policy that supports the achievement of the long-term objectives of the Company, the Compensation Committee, with the assistance of management, has reviewed certain survey benchmarking data and other information related to officer compensation practices in the asset management industry that was prepared by McLagan, a consulting and benchmarking firm for the financial services industry. Our Compensation Committee does not currently use a compensation consultant, although it has sole authority to retain and terminate one or more independent compensation consultants to assist it in the evaluation of director and executive compensation.

Management is expected to play a significant role in certain aspects of our compensation-setting process, including preparing information for each Compensation Committee meeting, evaluating employee performance, suggesting business performance objectives and targets for our annual and long-term compensation programs, and recommending appropriate base salary levels and equity awards for our senior management group. Representatives of management are present at the Compensation Committee meetings to provide background information regarding the Company’s legacy compensation programs and strategic objectives as well as evaluations of the performance of the senior management team and compensation recommendations for such persons. Our Chief Executive Officer does not participate in the Compensation Committee’s deliberations regarding his own compensation.

As set forth in its charter, on an annual basis the Compensation Committee will review against pre-established performance goals and objectives, the base salary level, incentive opportunities and the actual incentive compensation awards for our Chief Executive Officer and recommend them to the independent members of the Board for approval, and will review and approve, with the assistance of our Chief Executive Officer, the same elements of compensation for the Company’s executive officers. The Committee will also review and approve the granting of stock options and other equity-based compensation to any of our executive officers, including our Chief Executive Officer.

Governance Committee

The Governance Committee currently consists of Mses. Cabrera (Chair) and Coffey and Mr. Treanor. Since the spin-off, the Governance Committee has held two meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company and the Company’s relationships with the community at large; (ii) to identify individuals qualified to become Board members and to recommend that the Board select director nominees for the next annual meeting of shareholders; and (iii) to develop and recommend to the Board a set of governance principles applicable to the Company.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established “Guidelines for the Recruitment of Directors,” which have been adopted by the Board and which are available on our web site at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

The Governance Committee will look to its members and to other directors for recommendations for new directors. It may also retain a search firm and will consider individuals recommended by shareholders. Shareholders should submit their recommendations as outlined under “— Shareholder and Interested Party Communications.” If a vacancy on our Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant.

Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will recommend to our Board the individual(s) it considers most qualified to be nominated to run for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated to run for election.

Finance and Investment Committee

The Finance and Investment Committee currently consists of Messrs. Holt (Chair) and Swan and Ms. Cabrera. Since the spin-off, the Finance and Investment Committee has held two meetings. The primary purposes of the Finance and Investment Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s financial, investment and capital management policies; (ii) mergers, acquisitions and divestitures by the Company and its affiliates; and (iii) in conjunction with the Audit Committee, the Company’s policies, practices, and procedures relating to risks and risk management. In carrying out its responsibilities, the Finance and Investment Committee, among other things, will review investment transactions made on behalf of the Company, the performance of the Company’s investment portfolios, and the Company’s stock performance.

Compensation Committee Interlocks and Insider Participation

None of the directors serving on the Compensation Committee were at any time during 2008, or at any other time, officers or employees of the Company. None of our executive officers serve as members of compensation committees of any entities that have one or more of their executive officers serving on our Board of Directors.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC, which may be proposed after the adoption date of the policy. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including to the extent applicable, the related person’s relationship to the Company, their interest in the transaction, and the material facts and terms of the transaction. No related person is to participate in the review of a transaction in which he or she may have an interest.

Each of the transactions described below were entered into prior to our spin-off and, as a result, were not reviewed or approved under our Related Person Transactions Policy, which was not yet in effect.

Transactions with Related Persons

Our Separation from PNX

In connection with the spin-off, the Company and PNX entered into a separation agreement and several ancillary agreements to complete the separation of our business from PNX and to distribute our Common Stock to PNX shareholders. These agreements govern the relationship between the Company and PNX following the spin-off and also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to and following the spin-off. The agreements were prepared before the spin-off and reflect agreements between affiliated parties established without arms-length negotiation. Along with the separation agreement, the other ancillary agreements include a transition services agreement, a tax separation agreement and an employee matters agreement. We may enter into other agreements with PNX in connection with the spin-off or otherwise relating to the period prior to or following the spin-off, the terms of which would be determined at those times.

Separation Agreement. The separation agreement sets forth the agreement between the Company and PNX with respect to the principal corporate transactions required to effect the Company’s separation from PNX; the transfer of certain assets and liabilities required to effect such separation; the distribution of shares of our Common Stock to PNX shareholders; and other agreements governing the relationship between the Company and PNX following the spin-off.

Transition Services Agreement. Pursuant to the transition services agreement PNX may provide us, among other things, certain administrative and other services on an interim basis, such as information technology support, human resources and other limited services consistent with past practices.

Tax Separation Agreement. The tax separation agreement sets forth the responsibilities of the Company and PNX with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods, and disputes with taxing authorities regarding taxes for such periods. PNX will be generally responsible for federal, state, local and foreign income taxes of the Company for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business.

Employee Matters Agreement. The employee matters agreement provides for the transition of our employees from PNX’s employment and from PNX’s employee plans and programs to employment and employee plans and programs with the Company. The agreement allocates responsibility for certain employee and employee benefit matters and liabilities after the spin-off date.

Copies of these agreements are filed as exhibits to our Form 10 Registration Statement filed with the SEC in connection with our spin-off from PNX (the “Form 10 Registration Statement”). For additional information on the spin-off, the separation agreement, the other agreements discussed above, and related matters, see our 2008 Annual Report on Form 10-K filed with the SEC and the Information Statement for the spin-off, filed with the SEC on December 19, 2008 as Exhibit 99.1 to the Form 10 Registration Statement.

Loan Agreement with Phoenix Life Insurance Company (“Phoenix Life”)

In connection with the spin-off, the Company refinanced its existing loan with Phoenix Life, a subsidiary of PNX. In connection with that refinancing, on December 31, 2008, the Company entered into a new secured loan agreement with Phoenix Life (the “Phoenix Loan Agreement”) and made a one-time prepayment of $13.0 million on the outstanding indebtedness to Phoenix Life. During 2008, the Company also made $9.0 million in principal payments on its then outstanding Phoenix Life debt, in addition to the above one-time payment at the time of the spin-off, and $2.5 million in interest payments. Pursuant to the refinancing, the Company currently has $20.0 million in outstanding secured indebtedness to Phoenix Life, secured by all of the Company’s assets. The Company is obligated to make quarterly principal payments on this loan, together with accrued interest. During fiscal 2009, the principal payment obligation is $1 million each quarter and, during fiscal 2010, $4 million each quarter. The loan matures on December 31, 2010. The interest rate under the loan is 9.0% per annum.

Equity Investment

On October 31, 2008 and December 31, 2008, the Company issued a total of 45,000 shares of Series B Preferred Stock for net proceeds of $35.0 million to Harris Bankcorp, Inc. pursuant to an Investment and Contribution Agreement. Harris Bankcorp owns 100% of the outstanding Series B Preferred Stock. Significant terms of the Series B Preferred Stock are as follows:

Dividends — Holders of the Series B Preferred Stock are entitled to receive quarterly dividends, when and if such dividends are declared by the Board, at a rate of 8.0% per annum of the stated value of the Series B Preferred Stock then in effect. The Series B Preferred Stock dividend is senior to dividends on any other class of stock and may be paid in cash or additional shares of Series B Preferred Stock, at the discretion of the Company, subject to certain limitations. In addition, Series B Preferred Stockholders are entitled to share in any dividends paid on shares of Common Stock on a pro rata basis. Dividends are cumulative and will continue to accumulate, whether or not declared and paid. In the event that the Company elects to pay the quarterly dividend in additional shares, those shares would generally be entitled to all other rights of the Series B Preferred Stock.

Directors — Harris Bankcorp has the right to nominate one director to our Board so long as it beneficially owns at least 10% of our common stock (including shares issuable upon conversion of our Series B). Additionally, as long as at least 66-2/3% of the Series B Preferred Stock initially sold to Harris Bankcorp is outstanding, the holders of a majority of the then outstanding shares of Series B Preferred Stock have the right to elect an additional director.

Future Equity Financing — Until December 31, 2010, in the event that the Company determines to raise equity to finance its business, and Harris Bankcorp or any affiliate holds the equivalent of at least 10% of our outstanding Common Stock, the Company must offer Harris Bankcorp the initial opportunity to provide the financing up to a principal amount of $25.0 million of newly issued preferred stock. The additional financing right does not apply to equity raised in connection with shares issued under any employee benefit plan, in connection with the acquisition of another company or pursuant to a stock split, stock dividend or recapitalization by the Company. Shares of Series B Preferred Stock issued as a result of additional equity financing shall have the same terms as the Series B Preferred Stock, except with respect to the conversion price. The conversion price for the new preferred stock will be the lower of either the conversion price of the Series B Preferred Stock or the weighted average price of our Common Stock over the ten trading days immediately prior to transaction. As a result, should the additional financing right be exercised, it could cause the financing to be more expensive than financing the Company might otherwise obtain in the absence of such right.

In the event that the additional financing right is exercised, and as a result Harris Bankcorp beneficially owns more than 33% of the Company’s outstanding Common Stock, Harris Bankcorp will have the right to appoint an additional member to the Company’s Board of Directors, subject to regulatory considerations. If the consummation of the additional financing by Harris Bankcorp in the manner contemplated would result in the assignment of certain agreements within the meaning of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, then the Company and Harris Bankcorp would endeavor to structure such financing in a way that would not result in the assignment of such agreements.

Investor Put Right; Company Call Option — At any time on or after October 31, 2011, Harris Bankcorp has the right to require the Company to repurchase the initial shares of the Series B Preferred Stock for a price equal to the liquidation preference of the Series B. The price may be payable by the Company in cash or, at the election of the Company, with two equal senior promissory notes, with interest at LIBOR plus 3.00% per annum, with maturity terms of one and two years, respectively, from the put closing date.

The Company has the option at any time after October 31, 2008 and prior to any exercise of the put right, to repurchase from Harris Bankcorp the initial shares of Series B Preferred Stock then held by Harris Bankcorp, for a purchase price equal to the liquidation preference of such shares.

The put right and the call option will expire if the average closing price of our Common Stock during any five consecutive trading day period exceed the conversion price per share of the Series B then in effect. The put right and the call option will also expire as to any shares of the Series B Preferred Stock previously converted into our Common Stock.

Liquidation Preference — Upon a liquidation of the Company, each holder of Series B Preferred Stock will be entitled to receive the greater of the stated value at that time, plus accumulated but unpaid dividends, or the amount holders would be entitled to receive if their Series B Preferred Stock were converted into our Common Stock at the conversion rate then in effect, plus all unpaid dividends on our Common Stock.

Conversion — Holders of Series B Preferred Stock may convert their shares into our Common Stock at any time at the conversion rate then in effect. In the event that the closing price of the Common Stock exceeds 175% of the current conversion price for at least twenty days out of thirty previous trading days, the Company may require each share of Series B Preferred Stock to be converted into shares of Common Stock at the conversion rate then in effect. However, holders of Series B Preferred Stock may elect to retain their shares of Series B Preferred Stock and thereby forfeit their right to participate in any Common Stock dividends.

Redemption — At any time after October 31, 2014, the Company will have the option to redeem all (but not less than all) of the outstanding Series B Preferred Stock for cash equal to the liquidation preference plus accumulated and unpaid dividends and all accrued interest at a rate of LIBOR plus 3.00%. At the election of the holders of the Series B, the Series B Preferred Stock may be converted into Common Stock immediately prior to any redemption by the Company at the conversion rate then in effect. At any time after October 31, 2015, the holders of Series B Preferred Stock will have the option to require the Company to redeem any or all of the Series B Preferred Stock for cash equal to the liquidation preference plus accumulated and unpaid dividends and all accrued interest at a rate of LIBOR plus 3.00%.

Sub-advisory Relationship with Harris Investment Management Inc. (“HIM”)

On May 18, 2006, a wholly-owned subsidiary of the Company (the “Company Subsidiary”) acquired the rights to advise, distribute and administer the Insight Funds from HIM, a wholly-owned subsidiary of Harris Bankcorp, Inc., for $4.1 million plus $1.3 million of transaction costs. In connection with that acquisition, the Company Subsidiary is required to make during the first four years certain additional annual payments to HIM based upon the net profits earned on those funds. The Company Subsidiary made annual payments to HIM of $1.1 million and $1.2 million in 2007 and 2008, respectively, and has $0.6 million accrued at December 31, 2008 relating to the third year of the agreement that will be paid in 2009. Provisions of the agreement require that the Company Subsidiary make additional payments to HIM should the Company Subsidiary terminate HIM as sub-advisor of the Insight Funds for reasons other than cause. HIM continues to manage the majority of the Insight Funds as sub-advisor.

Additionally, the Company Subsidiary has entered into a strategic partnership agreement with HIM, whereby HIM would be available to the Company as a sub-advisor for funds in the Virtus Mutual Funds family other than the Insight Funds. HIM was subsequently appointed a sub-advisor to certain funds. The agreement states with regard to these sub-advised funds that if the sub-advisory fees HIM earns in the first five years of the agreement do not reach a specified amount, the Company Subsidiary will pay HIM an amount predetermined by the agreement. The Company Subsidiary would be required to pay a maximum amount of $20.0 million under the agreement reduced by the amount of fees that Harris would have earned, determined on a run rate basis, from termination date to the end of the five year period, on funds from which Harris was terminated with cause. If the Company Subsidiary were to terminate the contracts without cause, the termination costs would be based on $35.0 million, adjusted by a factor for the percentage of original assets that remain. The agreement was executed on March 28, 2006 and to date the Company Subsidiary has recognized approximately $12.8 million of the obligation either by direct payments to HIM or accruals. As the calculations are based on facts that can only be determined at the end of five years, and as there are significant variables that can impact such calculations, such obligation, if any, is not estimable at this time.

Prior to his appointment as a director of the Company, from 2003 to January 2009, Mr. Cooper was an executive officer and Chairman of HIM and also had served as a director of HIM Monegy, Inc., a wholly-owned subsidiary of HIM.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2010 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2010 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 11, 2009, and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2010 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Hartford office no earlier than January 25, 2010 (75 days prior to April 10, 2010, the first anniversary of the date that we first mailed our proxy materials for this year’s annual meeting) and no later than February 24, 2010 (45 days prior to April 10, 2010). In the event that our 2010 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2010 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board of Directors is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group or with any specific director(s), has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate; or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the Chief Legal Officer and/or Chief Compliance Officer.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of March 23, 2009, by such persons known to the Company to own beneficially more than five percent (5%) of any class of the Company’s voting securities.

Name of Beneficial Owner	Common Stock			Series B Voting Convertible Preferred Stock
	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
Sonoma Capital Management LLC	459,402	(1)	7.9%	—		—
Jeffrey Thorp
954 Third Avenue No. 705 New York, NY 10022

Toscafund Asset Management LLP 90 Long Acre 7th Floor London, WC2E 9RA	538,134	(2)	9.3%	—		—

Harris Bankcorp, Inc. 111 W. Monroe Street, Chicago, IL 60603	1,724,228	(3)	23%	45,000	(3)	100%

(1)	Based on a Schedule 13G filed with the SEC on March 13, 2009 by Sonoma Capital Management, LLC (“Sonoma Capital Management”) and related entities, Jeffrey Thorp IRA, HSBC Bank USA, N.A. as Custodian (the “HSBC IRA”), and Jeffrey Thorp. The filing discloses that as of March 6, 2009, Sonoma Capital Management has shared voting and investment power with respect to 230,457 shares of Common Stock; that the HSBC IRA has shared voting and investment power with respect to 228,945 shares of Common Stock; and that Jeffrey Thorp, as managing member of Sonoma Capital Management and the controlling person of the HSBC IRA, may be deemed to share voting and investment power for such shares with Sonoma Capital Management and the HSBC IRA.

(2)	Based on a Schedule 13G filed with the SEC on January 16, 2009 by Toscafund Asset Management LLP (“Tosca Management”). and related entities. The filing discloses that as of January 6, 2009, Tosca Management has sole voting and investment power with respect to 538,134 shares of Common Stock and specifies that all of these shares are owned by it as a manager of TOSCA, a Cayman Island Exempt Company.

(3)	Based on a Schedule 13D jointly filed with the SEC on January 12, 2009 by Bank of Montreal (“BMO”), Harris Financial Corp., and Harris Bankcorp, Inc. (collectively, the “Harris Group”). The filing discloses that as of January 12, 2009, the Harris Group had sole investment and voting power with respect to 45,000 shares of Virtus Series B Preferred Stock and specifies that each share of Series B Preferred Stock was, as of that date, convertible into 38.3139 shares of Common Stock, and the entire 45,000 shares of Series B Preferred Stock beneficially owned by the Harris Group were as of that date, convertible, in the aggregate, into 1,724,126 shares of Common Stock (which is 23% of the outstanding shares of Common Stock). The number of shares issuable upon the conversion of the Series B Preferred Stock may be adjusted from time to time in accordance with certain customary anti-dilution protection provisions and the amount of accumulated and unpaid dividends as set forth in the certificate of designations of the Series B Preferred Stock. BMO also has sole investment and voting power with respect to an additional 2 shares of Common Stock. The Harris Group has shared investment and voting power over 100 shares of Common Stock held in a bona fide fiduciary capacity in certain trust or investment accounts for the account of third parties.

Security Ownership of Management and Directors

The following table sets forth, to the best of our knowledge, the beneficial ownership of our Common Stock as of March 23, 2009, by each of our current directors, by the Company’s principal executive officer, principal financial officer and three most highly compensated executive officers of the Company, and by all directors and executive officers as a group. None of our directors or executive officers own shares of our Series B Preferred Stock.

Each beneficial owner listed in the table has sole voting and investment power with regard to the shares beneficially owned by such person. Shares beneficially owned pursuant to options and RSUs only include the underlying shares that the person has the right to acquire as of, or within 60 days of, March 23, 2009.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Common Stock
James R. Baio	2,191		*
Susan Fleming Cabrera	2,191		*
Diane M. Coffey	2,191		*
Barry M. Cooper	0		*
Timothy A. Holt	2,191		*
Ross F. Kappele	0		*
Edward M. Swan, Jr.	2,009		*
Mark C. Treanor	2,922		*
Michael A. Angerthal	0		*
George R. Aylward	33,709	(1)	*
Nancy G. Curtiss	5,917	(2)	*
J. Steven Neamtz	1,826	(3)	*
Francis G. Waltman	108	(4)	*
All directors and executive officers as a group (13 persons)	55,255		0.95%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying 32,482 options that Mr. Aylward has the right to acquire as of, or within 60 days of, March 23, 2009.

(2)	Includes 40 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying 5,877 options that Ms. Curtiss has the right to acquire as of, or within 60 days of, March 23, 2009.

(3)	Includes shares of Common Stock underlying 1,826 options that Mr. Neamtz has the right to acquire as of, or within 60 days of, March 23, 2009.

(4)	Includes 108 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus Common Stock and any subsequent transactions in Company shares with the Securities and Exchange Commission. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ending December 31, 2008, except for a late filing of a Form 3 by PNX in connection with the spin-off, which was subsequently filed.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has nine members. Our certificate of incorporation provides for our Board to be divided into three classes of directors, serving staggered terms. Approximately one-third of our Board will be elected each year. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to hold office until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Class I directors have an initial term expiring at the 2009 Annual Meeting. Class II directors have an initial term expiring in 2010 and Class III directors have an initial term expiring in 2011. After the initial term of each class, our directors will serve three-year terms.

Each of Mses. Cabrera and Coffey and Messrs. Baio, Holt, Swan and Treanor became directors of the Company following the spin-off from PNX on December 31, 2008 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008 and, prior to the spin-off, was the sole director of the Company. He has also served as a director of various of the Company’s affiliates since 2005.

Each of Messrs. Cooper and Kappele have been directors of the Company since January 29, 2009 and were identified by Harris Bankcorp, Inc., a U.S. subsidiary of the Bank of Montreal, which is the sole holder of our Series B Preferred Stock, and appointed in accordance with the Board’s governance requirements and such holder’s rights pursuant to the Investment Agreement and certificate of designations for the Series B Preferred Stock. Under the Investment Agreement, Harris Bankcorp, Inc. currently has the right to designate a director (the “Investor Designate”) who will stand as one of the Company’s nominees for election by the holders of the Common Stock to serve on the Board in the year in which such director’s initial terms expires. Barry M. Cooper currently serves as the Investor Designate.

Additionally, pursuant to the certificate of designations for the Series B Preferred Stock, as long as at least 66-2/3% of the Series B Preferred Stock initially sold is outstanding, the holders of our Series B Preferred Stock have the right, voting separately as a single class to the exclusion of any other class of our capital stock, to elect one director (the “Series B Director”) to serve on the Board.

Harris Bankcorp, Inc. has informed us that it intends to elect Ross F. Kappele as the Series B Director at the 2009 Annual Meeting

Under our Corporate Governance Principles, directors who reach retirement age (72) during their term in office are to retire from the board at the annual meeting of shareholders next following their 72nd birthday and are not eligible for election, re-election or appointment to the Board.

Board Nominees

The Governance Committee recommended and nominated, and the Board approved, Diane M. Coffey and Timothy A. Holt as our nominees for election by the holders of our Common Stock to the Class I director seats of our Board (the initial term of whom, as noted above, expires at our 2009 Annual Meeting). If elected by the holders of our Common Stock, our nominees will hold office for a three-year term expiring at the later of the 2012 annual meeting of shareholders or upon his or her successor being elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Ms. Coffey and Mr. Holt are currently Board members.

Each nominee has indicated that he or she will serve if elected. We do not anticipate that either Board nominee will be unable or unwilling to stand for election, but should either such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the election of the Board nominees listed below to serve as directors.

The Board recommends that holders of our Common Stock vote “FOR” the election of its two director nominees as Class I directors of Virtus: Diane M. Coffey and Timothy A. Holt

Listed below are the names of our nine board members, including the Board’s nominees to the Class I director seats, and the incumbent directors who will be continuing in office following the meeting, together with certain biographical and business information regarding such persons.

Board Nominees to Class I

DIANE M. COFFEY (67), Class I. Ms. Coffey has been a Managing Director and partner of Peter J. Solomon Company, Ltd., an independent investment banking firm, since 2000. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation. She was Vice President, Corporate Communications, Director of Corporate Communications, Portfolio Manager for the Dreyfus Third Century Fund, Government and Community Affairs and Internal Communications, Portfolio Manager, and assistant to the Chairman.

TIMOTHY A. HOLT (56), Class I. Mr. Holt held various positions with Aetna, Inc. from 1977 until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1997 to 2008, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President—Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981, and was a member of Aetna’s Executive Committee, Aetna’s highest level management committee, from 2003 until his retirement in 2008.

Other Current Members of the Board

GEORGE R. AYLWARD (44), Class III. Mr. Aylward is President and Chief Executive Officer. Mr. Aylward was Senior Executive Vice President and President, Asset Management, of PNX from February 2007 to December 31, 2008. He has served as President of the Company since November 6, 2006. Previously, Mr. Aylward served as Executive Vice President, Asset Management of PNX from November 6, 2006 to February 2007. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to Dona D. Young, Chairman, President and Chief Executive Officer of PNX, from 2002 through 2004. Mr. Aylward joined Phoenix in 1996 and served in several senior financial positions in its Asset Management business prior to 2002. Mr. Aylward also serves as a trustee of the Virtus Mutual Funds (which is comprised of four investment companies and 49 funds) and as Chairman of the Zweig Fund, Inc. and the Zweig Total Return Fund, Inc., two affiliated closed-end funds.

JAMES R. BAIO (55), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President, Chief Administrative Officer, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds and Senior Vice President and Risk Manager. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989.

SUSAN FLEMING CABRERA (38), Class II. Ms. Cabrera worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. Prior to that, she was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Ms. Cabrera is currently a consultant and executive educator and is working on a PhD in Management at Cornell University. Ms. Cabrera has been a director of Hanover Investors, a specialist active investor in recovery and turnaround situations, and its affiliated funds since June 2006. She has also served as director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006 and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008.

BARRY M. COOPER (64), Class II and Investor Designate. Since December 31, 1999, Mr. Cooper has served as director and Chairman of Jones Heward Investment Counsel Inc., an asset management company and the Canadian Institutional Investment Management Division of the Bank of Montreal. He also currently serves as director, President and Chief Executive Officer of Jones Heward Investments Inc., a Canadian institutional money manager. Prior to his appointment as a director of the Company, from 2003 to January 2009, Mr. Cooper was an executive officer and Chairman of HIM. From 2000 to 2007, Mr. Cooper also served as Head of Investment Products, Bank of Montreal. Mr. Cooper also sits on the board of directors of several entities that are ultimately owned by the Bank of Montreal including BMO Investments Inc., BMO Harris Investment Management, Inc., BMO Global Tax Advantage Funds Inc., Pyrford International Ltd., and Guardian Group of Funds, Ltd.

ROSS F. KAPPELE (45), Class I and Series B Director. Mr. Kappele has served as director and President of the Guardian Group of Funds, Ltd. (“GGOF”), a collection of Canadian Mutual Funds and an indirect wholly-owned subsidiary of the Bank of Montreal, since 2007. Prior to that time, Mr. Kappele served in a variety of positions with GGOF, including Senior Vice President, Sales from October 2000 to January 2007, Vice President, National Sales from July 1998 to September 2000 and Vice President, Sales, Downtown Toronto from January 1996 to June 1998. Mr. Kappele currently serves on the board of directors of GGOF American Equity Fund Ltd., BMO Guardian Canadian Balanced Fund, GGOF Canadian Equity Fund Ltd., and GGOF Monthly Dividend Fund Ltd., each of which is a subsidiary of GGOF, and on the board of directors of BMO Investments Inc. and BMO Global Tax Advantage Funds Inc., each of which is ultimately owned by the Bank of Montreal.

EDWARD M. SWAN, JR. (67), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that he taught at Florida A&M’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was Senior Vice President of W. R. Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984.

MARK C. TREANOR (62), Class III. Mr. Treanor served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008 with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division which provides mutual funds, institutional portfolios, alternative investments and separately managed accounts to institutional and individual investors, and was a member of Wachovia’s Operating Committee which was responsible for overall management of Wachovia. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor which he joined in 1998 after serving as President and Senior Partner of the law firm Treanor, Pope & Hughes, which he founded. Mr. Treanor served as a director of Wachovia Bank from 2001 to June 2008.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2008 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2009 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that our shareholders vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and December 31, 2007.

	2008	2007
Audit fees (1)	$1,123,000	$356,510
Audit-related fees(2)	$153,000	—
Tax fees	—	—
All other fees	—	—
Total fees(3)	$1,276,000	$356,510

(1)	“Audit Fees” include fees allocated to us in 2008 and 2007 in connection with the audit of PNX’s consolidated financial statements; and, for 2008, also include the audit of the Company’s consolidated financial statements included in our 2008 Form 10-K and Form 10 Registration Statement and reviews of our quarterly financial statements and accounting consultations attendant to the audit on significant accounting matters.

(2)	“Audit-related fees” include statutory audits of certain subsidiary operations of the Company and internal control related services.

(3)	The disparity between fiscal 2008 and fiscal 2007 “Total fees” is primarily attributable to the fact that the Company became a stand-alone public company on December 31, 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP following the spin-off have been pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The information contained in the following Report of the Audit Committee shall not be deemed to be “soliciting material”, to be “filed” with the Securities and Exchange Commission, or to be incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s web site at www.Virtus.com, in the Investor Relations section, under the heading “Corporate Governance”. Each of the members of the Audit Committee is independent as defined under the Nasdaq listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008 with management and with PwC.

The Audit Committee has discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”). The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

EXECUTIVE COMPENSATION

The following compensation discussion contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our discussion regarding the compensation of our executive officers and should not be interpreted, or relied upon, as statements of our expectations or estimates of results or other guidance. We specifically caution our shareholders not to apply these statements to other contexts.

Compensation Discussion and Analysis

December 31, 2008 Spin-off from PNX

Prior to December 31, 2008, we were an indirect majority-owned subsidiary of The Phoenix Companies, Inc. (“PNX”). On February 7, 2008, PNX announced that its board of directors had determined to pursue the spin-off of the asset management business of PNX, excluding the assets and business of the Company’s subsidiary, Goodwin Capital Advisors, Inc. On December 12, 2008, the PNX board of directors formally approved the spin-off and declared a dividend payable to each PNX holder of record of one share of our Virtus Common Stock for every 20 shares of PNX common stock. The distribution of our Virtus Common Stock to PNX stockholders was made on December 31, 2008. Following the spin-off, PNX had no ownership interest in the Company.

The compensation actions and decisions made with respect to executives of the Company prior to the spin-off from PNX generally were made within the framework of the PNX compensation program. As a result, much of the compensation information related to our Virtus executive officers in this Proxy Statement, including in this discussion below, is based on the historical approach and compensation decisions made by PNX prior to our spin-off. The practices and objectives that applied to our executives prior to our spin-off from PNX will likely be adjusted going forward to reflect, among other things, differences in competitive practices for asset management companies, our existence as an independent publicly traded company, and the differences in the nature of our business from that of PNX.

We have identified George R. Aylward, Michael A. Angerthal, Nancy G. Curtiss, J. Steven Neamtz, and Francis G. Waltman as our Named Executive Officers (also called our “NEOs”). These executives were chosen as our executive officers based on the strategic nature and decision-making aspects of their roles.

Philosophy

We seek to attract and retain high caliber leadership; link compensation to company, department and individual performance; and align executives’ interests with those of our shareholders. Central to our philosophy is our belief that a greater percentage of compensation should be at risk for the executives who bear higher levels of responsibility for performance.

Elements of Compensation

The Compensation Committee of our Virtus Board of Directors was first constituted in connection with our spin-off from PNX. In the period since the spin-off, our Virtus Compensation Committee has begun to structure its approach to our Virtus executive compensation program.

Both the PNX and Virtus executive compensation programs consist of base pay, annual incentives and long-term incentives (collectively referred to as “direct compensation”); broad-based benefit plans available to all employees; stock awards to recognize special circumstances; deferred compensation; executive severance; and for our CEO, a change-in-control arrangement.

The PNX executive compensation program additionally included a Defined Benefit Retirement Plan, a Supplemental Executive Retirement Plan, and other perquisites, none of which were adopted or continued by Virtus. Virtus has no future expenses or liabilities related to these programs.

A description and the objective of each of Virtus’ current and PNX’s historical compensation elements that are applicable to our NEOs are summarized in the following table.

Compensation Element	Description	Objective
Base Salary

Fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

For executives, increases have historically been provided in the case of shortfalls relative to benchmark; to recognize a significant increase in responsibilities; or to maintain internal equity among peer executives. For other employees, increases are determined primarily based on merit.

For the future, increases will be considered based on performance, competitive positioning, increased responsibility and/or to maintain internal equity.

Attract and retain high-caliber leadership
Annual Incentives	Incentive compensation is intended to promote and reward the achievement of annual performance objectives. Substantially all employees participated in an incentive plan.	Link compensation to annual performance results Attract, motivate and retain high-caliber leadership Align the interests of executives and shareholders
Long-Term Incentives

Incentive compensation is intended to promote and reward the achievement of long-term performance objectives

The core program historically provided grants of performance-based restricted stock units, stock options and, in limited or special circumstances, service-vested restricted stock units.

Link compensation to long-term performance results Attract, motivate and retain high-caliber leadership Align the interests of executives and shareholders
Service-Vested Stock Options and Restricted Stock Units	Service-vested stock option and restricted stock unit grants were used historically in special circumstances, such as to recognize promotions or attract new hires, reward significant individual contributions or extraordinary efforts that may not be reflected in other incentive plan awards, provide retention incentives, or shift compensation mix.	Link compensation to performance results (in the case of stock options) Attract, motivate and retain high-caliber leadership Align the interests of executives and shareholders
Non-Qualified Deferred Compensation

Opportunity for certain executives to defer receipt of compensation to assist executives in tax and retirement planning.

Salary deferral included additional matching contributions which were otherwise above Internal Revenue Code limits on the broad-based 401(k) plan.

Attract and retain high-caliber leadership

PNX Spin-off Process

The following decisions were made by PNX as part of the spin-off transaction.

•

Outstanding options of PNX common stock held by our executives at the spin-off date were converted at that time to options to purchase shares of Virtus Common Stock. The conversion was done in a manner intended to preserve the value of each option at spin-off date and to generally preserve the remaining terms of the options at the date of the spin-off;

•

Long-term PNX service-vested awards, in the form of restricted stock units outstanding at the spin-off date, were converted into Virtus restricted stock units in a manner intended to preserve the value of such awards at the date of the spin-off. The other primary terms and conditions of the converted awards are substantially the same as those applicable to the corresponding PNX grants; and

•

Long-term PNX performance-based awards in the form of restricted stock units will remain outstanding and are subject to the same performance criteria as are applicable to PNX executives. Our executives will earn whatever award they would have earned had the spin-off not occurred, but any award will be pro-rated for service with PNX up through the spin-off date.

Our Compensation Committee will have responsibility for new long-term incentive awards to our executives related to the performance of our business.

Determining Direct Compensation Levels

The Virtus Compensation Committee has structured its approach to determine and establish compensation for its executives in a similar manner to that employed at PNX, by:

•	evaluating the strategic value of each position;

•	aligning compensation with strategic value;

•	identifying the market value of each position; and

•	determining the appropriate mix of direct compensation elements for each position.

These steps are described in the four subsections that follow.

Evaluating Strategic Value

Each senior executive is evaluated with respect to his or her capability to influence business strategy and financial results. This analysis is conducted so that the compensation opportunity for each role, expressed as a target percentile of market, is based on strategic value. The first step is an assessment of the degree to which each position enables the Company to meet its financial targets and strategic objectives. The second step is an evaluation of each senior executive’s leadership abilities, business acumen, general management experience, degree of employment retention risk, and the impact of these factors on an individual’s ability to enable the Company to meet its financial targets and strategic objectives. This analysis is presented to the Compensation Committee for its approval.

Aligning Compensation with Strategic Value

Based on the strategic value assessments, direct compensation for our executives is generally targeted at approximately the 50th percentile of the size-adjusted market levels described in “Identifying Market Value” below. The individual elements of direct compensation are also reviewed against percentile ranking. We target pay at this level because:

•	we believe the complexity and difficulty of achieving our business objectives is similar to that of our peer group;

•	we need to attract and retain high-caliber talent in our competitive market to accomplish our business objectives; and

•	we believe that the performance goals in our executive compensation program are set at aggressive levels representing significant improvement from prior year results, when achieved.

Identifying Market Value

For market comparisons for our executives, we consider appropriate groups of asset managers or companies that maintain significant asset management businesses. In doing so, we rely on surveys conducted by McLagan, an independent, third-party organization.

We use the results of all surveyed companies which have similar positions to a position being compared against the benchmark. The companies represented in these surveys are comprised of banks, insurance companies and investment management and advisory firms. McLagan does not disclose the identities of the companies included in each benchmarked comparative group, and the companies used by McLagan to create comparative groups are generally not the same from job position to job position.

In each case, we use the total direct compensation element as our primary market benchmark, representing the external comparison of total compensation opportunity. The compensation elements of total direct compensation (salary, cash bonus, and long-term awards) are used in conjunction with our executive compensation philosophy for setting the mix of pay among salary, annual incentives and long-term incentives. For 2008, the target total direct compensation for the head of asset management (our CEO) was slightly below target survey percentile, and for our other NEOs, was either at, slightly below or slightly above target survey percentile. We generally consider an executive’s target total direct compensation to be “at target” if it is within 10 percentage points of the target market percent.

We believe that the McLagan surveys provide the most appropriate market data for comparing our compensation practices for our positions since the companies participating in the surveys are all in the asset management industry and included an appropriate mix of information on positions of similar scope and responsibility.

Determining Mix of Direct Compensation Elements

Base Salary and Incentive Pay Mix. We believe the majority of senior executive compensation should come from incentive pay. Therefore, we generally target base salary between approximately 25% and 40% of total direct compensation, and incentive pay between approximately 60% and 75% of total direct compensation. The 2008 Base Salary and Incentive Pay mix for our executives is as follows:

2008 Guideline Compensation Mix
Position	NEO	Base Salary	Incentive Pay
President and CEO	George R. Aylward	26%	74%
CFO	Michael A. Angerthal	41%	59%
Head of Retail Distribution	J. Steven Neamtz	27%	73%
Head of Operations	Nancy G. Curtiss	51%	49%
Head of Product Management	Francis G. Waltman	43%	57%

Annual and Long-Term Incentive Mix. The target mix between annual and long-term incentives was designed to support our annual and long-term strategic plans. This mix was balanced to motivate both the achievement of annual goals and long-term strategic planning.

Target annual and long-term incentive opportunities for 2008 are shown in the table below.

Position	2008 Incentive Targets as a Percentage of Base Salary
	Annual Incentive	Long-Term Incentive
President and CEO	140%	140%
CFO	100%	43%
Head of Retail Distribution	218%	50%
Head of Operations	55%	40%
Head of Product Management	70%	60%

Incentive Compensation

Annual Incentives

Under our annual incentive plan for 2008, our executives were eligible for incentive awards based upon the achievement of pre-determined financial goals approved by the PNX compensation committee, departmental performance objectives approved by PNX’s chief executive officer, and individual performance objectives.

The financial goals approved by the PNX compensation committee were established based on the strategic and financial plans adopted by the PNX board of directors. The PNX compensation committee determined these goals based on an assessment of the degree of difficulty and the minimum acceptable performance results. Threshold financial goals were historically set generally to require performance above prior year results so that payouts were limited if performance did not improve over time. Target financial goals were set at an aggressive but achievable level of the market at that time. Maximum financial goals were set to reward performance that was significantly better than target performance. The weights given to department and individual results reflected the PNX compensation committee’s intent to balance departmental teamwork with individual accountability.

In total, executives could earn between 50% and 200% of their target annual incentive award for performance between threshold and maximum. For performance above threshold but below maximum, incentive payments are adjusted ratably. For 2007 and 2008, the maximum award for PNX’s named executive officers, including Mr. Aylward, was 250% of target to further motivate the continued engagement and focus required of executives to execute significant corporate initiatives, including the spin-off of the asset management business. Any payments resulting from this increase for 2008 would have been payable in cash subject to one-year vesting.

2008 Annual Incentive Program applicable to our Executives

Under the PNX 2008 annual performance incentive program put in place in 2008 for our executives, PNX established three components: key valuation drivers (which are financial performance metrics); operational excellence measures; and individual performance. The 2008 PNX bonus awards were to be determined based on the following allocation:

Participant	Key Valuation Driver	Operational Excellence	Individual Performance
CEO	75%	25%	0%
Other NEOs	50%	25%	25%

The “key valuation drivers” for our participants were measured based upon asset management EBITDA for all participants. This financial measure has historically been viewed as an important financial metric against which to measure our asset management performance and financial position, in addition to measuring against other asset management businesses. For our CEO, an additional key valuation driver of “net flows” was also included.

The PNX compensation committee established the following financial targets for the key valuation driver component of the 2008 incentive plan for our executives:

Key Valuation Drivers[1] (in millions)
Driver	Threshold	Target	Maximum
EBITDA	$57	$61	$68
Net Flows	Break even	1.375	1.7

1	“Asset management EBITDA” was defined as pre-tax operating income before depreciation and amortization of goodwill and intangible assets and excludes restructuring charges associated with the spin-off of the asset management business less indirect allocated corporate expenses. This measure may differ from the non-GAAP measures of the same name used to assess our performance as well as the non-GAAP measures used by other companies. “Net flows” means asset management deposits and reinvestments less redemptions and withdrawals, excluding structured products.

The key valuation driver result must have met “threshold” level before any operational excellence or individual performance components of the 2008 PNX annual incentive plan could be paid. The PNX compensation committee reserved discretion to consider additional factors in connection with possibly awarding an incentive payment, such as business circumstances and unusual events.

Achievement of operational excellence goals would have represented 25% of an individual’s performance incentive award. Operational excellence goal achievement was tied to PNX’s overall strategic plan. Our goals included: controllable expenses/revenues; gross asset flows; percentage of assets under management against one-year and three-year benchmarks; and, as to our CEO, successful completion of the spin-off transaction. Departmental results could have ranged from 0% to 200%.

Individual performance would have represented 25% of an individual’s performance incentive award (for those NEOs other than our CEO). Individual performance incentive awards were determined based on individual performance as assessed in the performance management process. Individual results could range from 0% to 200%.

Considering market conditions and the likelihood of not meeting the pre-established 2008 thresholds, during 2008, PNX established a 2008 Supplemental Performance Incentive Plan which would only apply if the original 2008 threshold levels were not met. Based on actual 2008 financial results, the 2008 Supplemental Performance Incentive Plan became the sole PNX annual incentive plan for our covered associates and our executives other than our CEO. Mr. Aylward was not eligible under the PNX 2008 Supplemental Performance Incentive Plan.

The PNX 2008 Supplemental Performance Incentive Plan was based on the following components for covered asset management executives. The plan provided for a maximum payout at 50% of target. A minimum of one of the financial metrics must have met “target” achievement level in order for any award to be payable.

2008 Supplemental Performance Incentive Plan
Goal	Target	% of Pool	Results
Gross Flows	Achieve 10% increase to gross flows over June YTD	15%	0%
Operating Expense*	Achieve a 5% decrease over June YTD	15%	15%
Spin-off Completion	Successful execution of asset management spin-off	20%	20%
Total		50%	35%

*	Excluding distribution, amortization and impairments, depreciation and severance.

Based on 2008 financial results, the operating expense target performance was achieved. We also successfully spun-off our business. Therefore, each asset management participant received 35% of his or her original target incentive opportunity under the PNX 2008 supplemental plan.

Actual 2008 incentive awards for our NEOs (other than our CEO) were as follows:

2008 NEO Annual Incentive Awards
Name	2008 Cash Annual Incentive Award
Michael A. Angerthal[1]	$350,000
J. Steven Neamtz[1]	$600,000
Nancy G. Curtiss	$46,200
Francis G. Waltman[1]	$175,000

1	As part of the executive’s hiring arrangement prior to the spin-off, the executive’s 2008 annual incentive award was guaranteed at this minimum level, which exceeded the amount which would otherwise have been payable pursuant to the results under the 2008 supplemental plan. Mr. Angerthal’s and Mr. Waltman’s employment start dates were mid-term during the 2008 PNX annual performance cycle (October 2008 and July 2008, respectively), and Mr. Neamtz’s employment start date (December 2007) was immediately prior to the start of the 2008 PNX annual performance cycle, and these minimum levels were negotiated as part of their initial employment arrangement.

Long-Term Incentives

Prior to 2008, PNX long-term incentive opportunities were provided to our executives to promote and reward the achievement of long-term goals, requiring performance goals to be met or exceeded for any incentives to be earned, and basing the ultimate value of the awards on PNX’s stock performance. Executives received grants of PNX restricted stock units (also called “RSUs”) subject to the achievement of specified performance objectives over a three-year cycle.

At the time of the spin-off, there were two PNX long-term incentive program cycles outstanding, which cover the PNX fiscal periods of 2006 – 2008 and 2007 – 2009. No award was earned under the 2006 – 2008 cycle of the PNX long-term incentive program. As noted above, the performance share awards with respect to our executives will continue in effect in accordance with their terms without regard to the spin-off but the actual number of shares or corresponding dollar amount distributable to each executive, if any, will be pro-rated based on his or her service during the performance period and through and including the spin-off date.

2008 PNX Grant of Stock Options and Service-Vested Restricted Stock Units

In 2008, PNX changed the structure of its annual long-term incentive awards when share limitations in PNX’s stock option plan no longer prevented the broader use of stock option grants. Therefore, PNX’s compensation committee decided to reintroduce stock options as a core part of the PNX long-term incentive program. Fifty percent of the 2008 long-term incentive value for executives was provided through PNX stock option grants which are scheduled to vest in one-third increments over a three-year period. The PNX compensation committee decided to provide the remaining 50% of target long-term incentive opportunity in the form of PNX service-vested RSUs which will vest on the third anniversary of the award date. The senior asset management executives were eligible for and received these 2008 PNX grants of PNX stock options and service-vested RSUs.

As previously noted, PNX stock options and service-vested RSUs outstanding at the spin-off date were converted into Virtus stock options and RSUs in a manner intended to preserve the relative value of such awards at the spin-off date.

Equity Grant Procedures

Equity grants to PNX’s executives have historically been made pursuant to PNX’s equity grant policy. In connection with the spin-off, our Board and Compensation Committee adopted similar equity grant procedures, which generally are:

•

stock option and RSU awards made as part of a recurring annual compensation program are generally to be approved at a meeting, whether in person or telephonically, of our Compensation Committee and granted within a prescribed period following our earnings releases;

•	our Compensation Committee may in its discretion approve and grant equity awards at other times, if it determines that such action is in the best interests of shareholders; and

•	material inside information is not considered in determining award amounts or grant dates.

Non-Qualified Deferred Compensation

Currently, we have adopted a plan similar in design to PNX’s plan for the deferral of salary that will allow our NEOs and other executives an opportunity to defer tax payments and receive matching contributions on their cash contributions in excess of the Code limits on compensation placed on an IRS-qualified 401(k) plan. These additional contributions are intended to provide executives with the same matching opportunity as other employees receive, but where they are limited under IRS rules for broad-based, tax qualified plans.

Severance and Change-in-Control Agreements

Severance

PNX had a program under which severance benefits would have been made available to PNX senior executives, whose employment was terminated, without cause, including certain asset management executives. The severance plan applied to executives that the CEO determined to be integral to the formulation or execution of business strategy. Severance benefits under this PNX plan would have been provided to such eligible executives in exchange for a signed agreement that included a release of all claims. These benefits were tiered based on years of service, and calculated based upon the executive’s base salary and the average of the last two annual incentive awards paid to the executive as of the termination date.

We have adopted a similar executive severance plan. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan”.

Change-in-Control Agreement

Our CEO was a party to a change-in-control agreement with PNX related to a change in control of PNX. That agreement was not triggered by the spin-off and terminated pursuant to its terms on the spin-off date.

A new change-in-control agreement was established for our CEO prior to the spin-off, which became effective on the spin-off date, that contains terms that are substantially similar to his agreement with PNX but related to a change-in-control of the Company. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.”

During any period in which a change-in-control occurs, these change-in-control benefits are designed to ensure a continuity of management, to preserve shareholder value, preserve morale and productivity, enable the executive to focus on his responsibilities without undue distraction due to concerns about personal financial and job security, and encourage retention. These benefits are also designed to assure that in these circumstances, the executive is not influenced in his actions by events that could occur following a change-in-control.

The Change-in-Control Agreement includes a “double trigger” provision, which means that in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without “cause” or by him for “good reason” following a change-in-control of the Company. Mr. Aylward would not receive any incremental benefits under the Change-in-Control Agreement by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause. In addition, under his Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event (regardless of whether he voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason), Mr. Aylward is subject to non-solicitation restrictions and would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Under the terms of the Change-in-Control Agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all covered payments exceeded the maximum amount which could be paid to the executive without the executive incurring an excise tax by 10% or more. If the covered payments did not exceed the maximum amount by 10% or more, he will instead be paid the amount that would result in no portion of the payout being subject to the excise tax. This gross-up provision is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid gross-up payments in situations where the cost far outweighs the benefit to the employee.

Pay Decisions

PNX’s chief executive officer was responsible for making compensation recommendations to its compensation committee regarding other named executive officers. PNX’s chief executive officer also was responsible for evaluating all departmental results in conjunction with the annual incentive program based on pre-defined performance goals established at the beginning of each year, and evaluating individual performance results for direct reports, including other named executive officers. The PNX chief executive officer historically shared her evaluation of each named executive officer with the compensation committee, along with corresponding compensation recommendations for direct compensation, taking into account factors such as performance relative to job responsibilities, key achievements, contributions to the leadership team, overall leadership, retention risk, strategic value and market value. The PNX compensation committee was responsible for reviewing these recommendations and making final decisions with regard to compensation.

Our Compensation Committee expects to follow a similar process for 2009 in collaboration with our Board.

2008 Compensation Arrangements as of our Spin-Off

Mr. Aylward

Prior to the spin-off, Mr. Aylward’s compensation package consisted of an annual base salary of $350,000, an annual incentive target of $490,000 (set at 140% of annual base salary) and a long-term incentive target of $490,000 (set at 140% of annual base salary). PNX initially used the 25th percentile of the McLagan compensation survey results as more representative of and a proxy for the 50th percentile because Mr. Aylward was then still relatively new in his role.

Under PNX’s 2008 – 2010 long-term incentive program, Mr. Aylward received 21,491 PNX restricted stock units that will vest on February 13, 2011. On March 5, 2008, Mr. Aylward received an award of 4,453 PNX restricted stock units in connection with an enhancement made by PNX to its 2007 performance incentive plan that will vest in two equal increments on the anniversary of the grant date. In connection with the spin-off, each of these PNX stock awards were converted to Virtus RSUs as follows:

NAME	ORIGINAL PHOENIX AWARD		CONVERTED VIRTUS AWARD
	Grant Date	Amount (#)	Conversion Date	Amount (#)
G. Aylward	2/13/2008	21,491	1/2/2009	7,808
	3/05/2008	4,453	1/2/2009	1,618

In addition, under PNX’s 2008 – 2010 long term incentive program, on February 13, 2008, Mr. Aylward received a stock option award for 53,728 shares of PNX common stock. In connection with the spin-off, this stock option award was converted to Virtus stock options as follows:

	ORIGINAL PHOENIX AWARD			CONVERTED VIRTUS AWARD
NAME	Grant Date	Exercise Price ($)	Amount (#)	Conversion Date	Exercise Price ($)	Amount (#)
G. Aylward	2/13/2008	$11.40	53,728	1/2/2009	$31.38	19,521

The total target direct compensation of Mr. Aylward was increased by PNX, effective as of the spin-off date, by $470,000 based on a review of market comparables of asset management companies, at target total direct compensation at approximately the 50th percentile of the McLagan market survey data, taking into consideration the size of the firm, Mr. Aylward’s experience and the pay mix of asset management firms. This increase consisted of a $75,000 increase in base annual salary to $425,000, a $360,000 increase to his annual incentive target opportunity to $850,000 and a $35,000 increase to his long-term incentive target opportunity to $525,000.

In order to recognize Mr. Aylward’s significant efforts on behalf of the Company in connection with the spin-off and his leadership of our business, our Compensation Committee recommended, and our Board approved, a separate cash award to Mr. Aylward in 2009 in an amount that is equivalent to what he would have received under the PNX 2008 Supplemental Performance Incentive Plan, 35% of his target, had he participated in that plan. This award was a 68% decline from his 2007 bonus payout.

Mr. Aylward is also eligible for severance benefits provided under our Executive Severance Allowance Plan with the exception that, in the event that he ceased employment with the Company in connection with a change-in-control, the provisions of his Change-in-Control Agreement would apply.

Ms. Curtiss

At the spin-off date, Ms. Curtiss’ compensation package consisted of an annual base salary of $240,000, an annual incentive target of $132,000 (set at 55% of annual base salary) and a long-term incentive target of $96,000 (set at 40% of annual base salary). PNX used the 25th percentile of the McLagan survey results as more representative of and a proxy for the 50th percentile for Ms. Curtiss to adjust for her position in comparison to the survey group.

Under PNX’s 2008 – 2010 long-term incentive program, Ms. Curtiss received 4,211 PNX restricted stock units that will vest on February 13, 2011. In connection with the spin-off, this PNX award was converted to Virtus RSUs as follows:

	ORIGINAL PHOENIX AWARD		CONVERTED VIRTUS AWARD
NAME	Grant Date	Amount (#)	Conversion Date	Amount (#)
N. Curtiss	2/13/2008	4,211	1/2/2009	1,530

In addition, under PNX’s 2008 – 2010 long-term incentive program, on February 13, 2008, Ms. Curtiss received a stock option award for 10,526 shares of PNX common stock. On March 5, 2008, Ms. Curtiss received a stock option award for 20,000 shares of PNX common stock in connection with her promotion to Senior Vice President (which, at Virtus, is Executive Vice President). In connection with the spin-off, each of these awards were converted to Virtus stock options as follows:

	ORIGINAL PHOENIX AWARD			CONVERTED VIRTUS AWARD
NAME	Grant Date	Exercise Price ($)	Amount (#)	Conversion Date	Exercise Price ($)	Amount (#)
N. Curtiss	2/13/2008	$11.40	10,526	1/2/2009	$31.38	3,824
	3/05/2008	$11.05	20,000	1/2/2009	$30.42	7,266

Ms. Curtiss is also eligible for severance benefits provided under our Executive Severance Allowance Plan.

Mr. Neamtz

Mr. Neamtz was hired by PNX to be the Company’s head of retail distribution effective December 11, 2007. As of the spin-off date, Mr. Neamtz’s compensation package consisted of an annual base salary of $275,000, an annual incentive target of $600,000 (set at approximately 218% of annual base salary) subject to a one year minimum of $600,000 and certain restrictions for 2008 and 2009, and a long-term incentive target of $137,500 (set at 50% of annual base salary).

Under PNX’s 2008 – 2010 long-term incentive program, Mr. Neamtz received 6,031 PNX restricted stock units that will vest on February 13, 2011. Additionally, on March 5, 2008, Mr. Neamtz received 9,050 PNX restricted stock units in connection with his employment offer that will vest on the third anniversary of the award date, subject to employment with the Company and terms of the award agreement. In connection with the spin-off, each of these awards were converted to Virtus RSUs as follows:

NAME	ORIGINAL PHOENIX AWARD		CONVERTED VIRTUS AWARD
	Grant Date	Amount (#)	Conversion Date	Amount (#)
J. Neamtz	2/13/2008	6,031	1/2/2009	2,191
	3/05/2008	9,050	1/2/2009	3,288

On February 13, 2008, Mr. Neamtz received a performance-contingent restricted stock unit award of 8,017 target shares in connection with his participation in the 2007 – 2009 long-term incentive cycle. Performance-contingent awards under PNX’s long-term incentive plans were not converted in the spin-off and Mr. Neamtz could now only potentially receive (subject to achievement of PNX’s pre-established performance criteria for the 2007 – 2009 long-term incentive cycle) an adjusted award that has been additionally pro-rated for his service up through the date of the spin-off.

In addition, under PNX’s 2008 long-term incentive program, on February 13, 2008, Mr, Neamtz received a stock option award of 15,077 shares of PNX common stock. In connection with the spin-off, this award was converted to Virtus stock options as follows:

NAME	ORIGINAL PHOENIX AWARD			CONVERTED VIRTUS AWARD
	Grant Date	Exercise Price ($)	Amount (#)	Conversion Date	Exercise Price ($)	Amount (#)
J. Neamtz	2/13/2008	$11.40	15,077	1/2/2009	$31.38	5,477

Mr. Neamtz is also eligible for severance benefits provided under our Executive Severance Allowance Plan.

Mr. Waltman

Mr. Waltman was rehired by PNX to be the Company’s head of product development effective July 28, 2008. As of the spin-off date, Mr. Waltman’s compensation package consisted of an annual base salary of $250,000, an annual incentive target of $175,000 (set at 70% of annual base salary) subject to a minimum of $95,000 for 2008, and a long-term incentive target of $150,000 (set at 60% of annual base salary). Mr. Waltman also received a sign-on bonus of $105,000, subject to certain conditions, to compensate him for equity and cash incentives foregone with his previous employer.

On August 14, 2008, Mr. Waltman received 6,539 PNX restricted stock units in connection with his employment offer that will vest on the third anniversary of the award date, subject to employment with the Company and the terms of the award agreement. Upon the spin-off, this PNX award was converted to Virtus RSUs as follows:

NAME	ORIGINAL PHOENIX AWARD		CONVERTED VIRTUS AWARD
	Grant Date	Amount (#)	Conversion Date	Amount (#)
F. Waltman	8/14/2008	6,539	1/2/2009	2,376

Mr. Waltman is also eligible for severance benefits provided under our Executive Severance Allowance Plan.

Mr. Angerthal

Mr. Angerthal was hired as the Company’s chief financial officer effective October 6, 2008. Mr. Angerthal’s compensation package consists of an annual base salary of $350,000, an annual incentive target of $350,000 (set at 100% of annual base salary) subject to a minimum of $350,000 for 2008 and a maximum of $700,000, and commencing for the 2009 cycle, a long-term incentive target of $150,000 (set at approximately 43% of annual base salary). Mr. Angerthal also received a sign-on bonus of $200,000 payable in installments, subject to certain conditions, to compensate him for equity and cash incentives foregone with his previous employer.

Mr. Angerthal’s compensation arrangement upon his hire was a negotiated agreement with PNX with the McLagan – Management and Administration Survey used as a beginning reference point. As a result of negotiations, Mr. Angerthal’s total direct compensation is slightly above target (50th percentile)

Mr. Angerthal is also eligible for severance benefits provided under our Executive Severance Allowance Plan.

2009 Annual Performance Incentive Plan

In March 2009, the Compensation Committee, with the recommendation of management, approved the Company’s 2009 Performance Incentive Plan. The purpose of the plan is to align our employees’ annual incentive compensation opportunity with Company performance measures which significantly drive shareholder value. Under the plan, participants will be rewarded for:

•	achieving pre-established Company financial goals,

•	achieving departmental performance goals, and

•	making a successful individual contribution in support of corporate and departmental success.

The 2009 Performance Incentive Plan is comprised of two components. The first component defines the funding of the plan based on three equally-weighted financial performance goals:

(i)	adjusted EBITDA: (calculated in a manner that is consistent with that of our debt covenants and reflects GAAP net income before interest, tax, depreciation and amortization and also non-cash stock based compensation, unrealized mark-to-market gains or losses and other extraordinary items and is adjusted for the accrual of this incentive plan and which may be further adjusted for investment in Company growth as decided by our Compensation Committee); target performance was set at a level approximately greater than 20% over the prior year performance, in order to establish an aggressive but achievable incentive for superior performance by our asset management executives and managers;

(ii)	gross inflows: target performance for this financial goal was set at a level greater than 10% of the Company’s annualized results of the last quarter of the prior year, which likewise established an aggressive but achievable performance goal; and

(iii)	percentage of assets under management (AUM) in the top one-third against one-year benchmark: target performance was set at a level approximately consistent with prior year’s actual level achieved which the Company considers superior performance and which, if it could be replicated in the current economic and capital markets environment, would be considered superior performance for the current year.

The second component determines the allocation of the available amount to each individual. This allocation is weighted 50% on pre-established departmental goals and 50% on individual performance based on ratings by the participant’s department head and reviewed and approved by the CEO (other than for the CEO, which would be determined by the Compensation Committee). Following the end of the year, the Compensation Committee will determine results against the plan performance measures and determine the overall allocation for each participant (exercising negative discretion to adjust for each individual participant based on the results of that executive’s achievement against departmental goals and individual performance).

2009 – 2011 Long Term Incentive Plan

In March 2009, the Compensation Committee, with the recommendation of management, established the 2009 – 2011 Long-term Incentive Plan. The plan establishes two equally-weighted Company performance goals, which are to be realized over the current year. Awards, which may be in the form of equity or cash, will be made following the end of the year based on actual performance results. The awards will then be subject to an additional two-year service vesting period, beginning at the conclusion of the performance cycle.

Each of our executive officers has an existing long-term incentive target value. Achievement measures against those individual target values will be based upon actual performance results. Threshold levels for each of the performance goals will result in 50% achievement against the allocated target value; achievement of target performance would result in 100% of the target value; with maximum performance set at 200% of target value.

The performance goals established for 2009 under the plan are:

(i)	relative net flow ranking, which is a ranking of net flows as a percent of beginning assets under management for open-end funds in relation to the top 40 fund families; target performance is set at approximately 20 percentage points above achievement against 2008 actual performance; and

(ii)	percentage of assets under management in the top third of an established peer group for a three-year performance cycle ending December 31, 2009; target performance is set at slightly under a 10% improvement over 2008 actual performance, with 2008 actual performance having been considered successful for this metric in terms of relative and absolute performance.

The Compensation Committee believed that using a one-year performance period encourages measurable performance actions over an appropriate time frame and avoids the significant risk of overstating or understating appropriate financial goals over a three-year period. In addition, by establishing a 2-year vesting period following the conclusion of the performance cycle, the Compensation Committee was able to include a longer term, retentive feature into the plan.

2009 Initial Equity Grants

Following the spin-off, the Compensation Committee considered initial equity grants in our new public company. The Compensation Committee considered the importance of immediately aligning equity interests of members of Virtus executives, management and portfolio managers with the interests of our shareholders and at the same time providing added incentive to profitably grow our business and participate with our shareholders in appreciation in the value of our Company. The Compensation Committee also considered an appropriate level of dilution for an initial aggregate equity grant in a new public company. Finally, the Compensation Committee considered it appropriate, in recognition of the above factors, to provide an initial equity grant significantly larger than normal grants which may be made in following years.

In determining the level of each participant’s initial grant, the Compensation Committee, with the recommendation of management, considered each participant’s current annual incentive target relative to the aggregate number of shares to be granted as well as the total shares available as part of the initial equity grant program. To keep within the appropriate level of dilution, our CEO recommended a reduction in his equity award to provide for awards to other participants.

The Compensation Committee also determined that the initial grants would be allocated 40% in stock options and 60% in restricted stock units (RSUs). The Committee, with the recommendation of management, believed that this was an appropriate allocation between full value awards (RSUs) which have immediate value (representing 60% of the initial grant) and stock options which have value only if the Common Stock of the Company appreciates (representing 40% of the initial grant). In addition, the Committee, with the recommendation of management, determined that vesting of stock options and RSUs under this initial equity grant would “cliff vest” at the end of three years from the date of grant, in order to facilitate retention of our executives and managers.

Tax and Accounting Considerations

Code section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a company’s chief executive officer or any of the four other most highly compensated executive officers unless the compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code section 162(m). However, the deductibility of compensation is but one of the several critical factors in the design and implementation of any compensation arrangement and our Board and Compensation Committee reserve the right to pay non-deductible compensation if and to the extent they determine that such actions are in the best interests of shareholders.

Other tax considerations will factor into the design of our compensation programs. Code section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will be operated and administered to meet, and will be designed or amended to meet, these requirements.

Code section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments”, and Code section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. As discussed previously, NEOs are entitled to certain payments upon termination of their employment, including termination following a change-in-control of the Company. In the event that a portion of the payout would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to an additional “gross-up” tax payment to compensate him or make him whole in respect of the excise taxes imposed under Code section 4999 and on any such payment.

Congress and the Internal Revenue Service consider from time to time legislation, regulations and other regulatory rulings that could modify or eliminate these tax benefits. Such actions would prompt an evaluation of the impact on our executive compensation programs.

Accounting considerations will also be taken into account in designing the compensation programs made available to NEOs. Principal among these is Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which addresses the accounting treatment of certain equity-based compensation.

Report of the Compensation Committee

The information contained in the following Report of the Compensation Committee shall not be deemed to be “soliciting material”, to be “filed” with the Securities and Exchange Commission, or to be incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2008 Annual Report on Form 10K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal year 2008 (the “named executive officers”).

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)		Bonus ($) (d)		Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)		Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation (3) ($) (i)	Total ($) (j)
George R. Aylward President and Chief Executive Officer	2008	348,333	(4)	171,500	(5)	98,917	181,633	—	(5)	—	21,408	821,791
	2007	330,000		—		216,448	103,000	543,913		—	17,400	1,210,761
	2006	261,250		—		(4,725)	41,479	—		—	8,506	306,510

Michael A. Angerthal Executive Vice President, Chief Financial Officer	2008	83,523		419,375	(6)	—	—	30,625	(6)	—	477	534,000

Nancy B. Curtiss Executive Vice President, Operations	2008	239,167		—		(2,136)	135,251	46,200		—	9,200	427,682
	2007	229,167		262		16,804	—	147,500		—	9,000	402,733
	2006	219,583		5,000		—	—	80,000		—	8,783	313,366

J. Steven Neamtz Executive Vice President, Retail Distribution	2008 2007	275,000 16,042		390,000 —	(6)	48,786 —	20,593 —	210,000 —	(6)	— —	8,766 722	953,145 16,764

Francis G. Waltman Executive Vice President, Product Development	2008	107,639		94,479	(6)	10,417	—	25,521	(6)	—	6,458	244,514
	2007	196,042		—		—	3,107	—		—	37,850	236,999
	2006	200,000		—		(4,500)	33,183	90,000			8,000	326,683

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Mr. Angerthal commenced employment with the Company on October 6, 2008 and Mr. Waltman re-commenced employment with the Company on July 28, 2008. Accordingly, the amounts shown in this column represent the salaries paid to Mr. Angerthal and Mr. Waltman from the date of hire through the end of the fiscal year.

(2)	The amounts reported in these columns reflect the compensation cost recognized for financial statement reporting purposes for RSUs and stock options granted both in fiscal 2008 and in prior fiscal years, as determined in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For Mr. Aylward, these amounts include the reversal of expenses that were charged in prior years in connection with potential RSU awards under the 2006-2008 and 2007-2009 LTIP cycles established by our former parent company and are based on revised expectations regarding the projected incentive results. The same applies to Ms. Curtiss’ potential RSU award under the 2007-2009 LTIP cycle.

Since these amounts reflect the Company’s accounting expense, they do not correspond to the actual value recognized by our named executive officers.

PNX stock options and service-vested RSUs outstanding at the time of spin-off were converted into stock options and RSUs in respect of our Common Stock in a manner intended to preserve the relative value of such awards at the time of the spin-off. The other terms and conditions of the converted awards, such as the vesting and exercise schedules, the impact of termination of employment on such awards, and the right in respect of RSUs to receive the benefit of any dividend equivalents, are substantially the same as those applicable to the corresponding PNX grants.

Additional information concerning the Company’s accounting for RSUs and on the valuation assumptions with respect to stock option awards is included in Note 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K (“2008 Form 10-K”).

A summary of the compensation cost related to the various RSU awards reflected in the “Stock Awards” column is presented in the following table:

FAS 123R Accounting Expense for NEO RSU Awards(a)
Name	Year	2004-2006 LTIP Cycle ($)	2005-2007 LTIP Cycle ($)	2006-2008 LTIP Cycle ($)	2007-2009 LTIP Cycle ($)	Other Performance Contingent RSU Awards ($)	2008 LTIP & Other Service- Vested RSU Awards ($)	2007 Annual Incentive Enhancement ($)	Grand Total ($)
G. Aylward	2008 2007 2006	— — 8,400	— — (13,125)	(31,249 31,249 —)	(130,198 130,198 —)	— — —	239,862 55,001 —	20,502 — —	98,917 216,448 (4,725)

N. Curtiss	2008 2007 2006	— — —	— — —	— — —	(16,804 16,804 —)	— — —	14,668 — —	— — —	(2,136 16,804 —)

J. Neamtz	2008 2007	— —	— —	— —	— —	27,778 —	21,008 —	— —	48,786 —

F. Waltman	2008 2007 2006	— — 10,500	— — (15,000)	— — —	— — —	10,417 — —	— — —	— — —	10,417 — (4,500)

(a)	Negative amounts in this table reflect reversal of expenses that were charged in prior years, based on revised expectations regarding projected incentive results.

A summary of the compensation cost related to the various stock option awards reflected in the “Option Awards” column is presented in the following table:

FAS 123R Accounting Expense for NEO Stock Option Awards
Name	Year	2006 Stock Option Awards ($)	2007 Stock Option Awards ($)	2008 Stock Option Awards ($)	Grand Total ($)
G. Aylward	2008 2007 2006	45,250 45,250 41,479	63,000 57,750 —	73,383 — —	181,633 103,000 41,479

N. Curtiss	2008 2007 2006	— — —	— — —	135,251 — —	135,251 — —

J. Neamtz	2008 2007	— —	— —	20,593 —	20,593 —

F. Waltman	2008 2007 2006	— 3,017 33,183	— — —	— — —	— 3,017 33,183

(3)	The amounts reported in this column for 2008 represent PNX and Company contributions to the 401(k) Plan and, if applicable, Excess Investment Plan.

(4)	For 2008, Mr. Aylward elected to defer $7,100 into the Excess Investment Plan until following termination of employment. For more information on compensation deferrals, see the Non-Qualified Deferred Compensation table below.

(5)	In order to recognize Mr. Aylward’s significant efforts on behalf of the Company in connection with the spin-off and his leadership of our business, our Compensation Committee recommended, and our Board approved, a separate cash award to Mr. Aylward in an amount that is equivalent to what he would have received under the PNX 2008 Supplemental Performance Incentive Plan, 35% of his target, had he participated in that plan (which represents a 68% decline from his prior year award under PNX’s 2007 annual incentive plan).

(6)

Going forward, the annual cash incentive compensation of each of Messrs. Angerthal, Neamtz and Waltman will be determined in accordance with the Company’s performance-based annual cash incentive program. However, in connection with their hire as Company executives in December 2007 (for Mr. Neamtz) or 2008 (for Messrs. Angerthal and Waltman), Messrs. Angerthal,

Neamtz and Waltman received guaranteed minimum payments under the applicable PNX Performance Incentive Plan for the 2008 performance period. Mr. Waltman and Mr. Angerthal also received sign-on bonuses, which were partially paid during 2008. The following table presents a break-out of the payments made to each of these named executive officers pursuant to these 2008 arrangements:

Name	Amount Earned under 2008 PNX Performance Incentive Plan ($)	Additional Bonus Payments made pursuant to 2008 Guaranteed Minimum(a) ($)	2008 Sign-On Bonus ($)	Grand Total ($)
M. Angerthal	$30,625	$319,375	$100,000	$450,000
J. Neamtz	$210,000	$390,000	$0	$600,000
F. Waltman	$25,521	$69,479	$25,000	$120,000

(a)	Guaranteed minimum payments under the applicable PNX Performance Incentive Plan for the 2008 performance period were as follows: Mr. Angerthal, $350,000; Mr. Neamtz, $600,000; Mr. Waltman, $95,000.

Grants of Plan-Based Awards by PNX in Fiscal Year 2008

PNX service-vested equity awards were converted into Virtus service-vested equity awards in a manner intended to preserve the relative value of the awards. The adjustment factor of 0.3633 that was used to convert PNX awards to Virtus-denominated awards represents the PNX closing price on December 31, 2008 of $3.27 divided by the opening price of Virtus Common Stock on January 2, 2009 of $9.00, as approved by the PNX compensation committee.

The following table provides information concerning PNX equity awards and other plan-based awards made by PNX prior to the spin-off of Virtus on December 31, 2008. In italics beneath each applicable PNX equity award is a presentation of the Virtus equity award received as a result of the spin-off conversion. In addition, the fair market value (as of the date of conversion) of the converted Virtus equity awards is presented in footnotes (3) and (4) to this table.

Long-term PNX performance-based RSU awards were not converted in connection with the spin-off and remain outstanding and subject to the same performance criteria as are applicable to PNX executives. Virtus executives will earn whatever award they would have earned had the spin-off not occurred, but as adjusted by PNX following the spin-off and pro-rated for service through December 31, 2008.

See the Outstanding Equity Awards at Fiscal Year End table below for additional information concerning the outstanding Virtus equity awards held by each of our named executive officers as a result of the December 31, 2008 spin-off and any outstanding PNX performance-based RSU awards that remained outstanding for such persons as of December 31, 2008.

For a more complete understanding of the table on the next page, please read the narrative disclosures that follow the table:

Names (a)	PNX Grant Date (b)	Date of PNX Compensation Committee Approval (c)	Estimated Future Payouts Under PNX Non-Equity Incentive Plan Awards ($) (1)				Estimated Future Payouts Under PNX Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j) (3)		All Other Option Awards: Number of Securities Underlying Options (#) (k) (4)		Exercise or Base Price of Option Awards ($/Sh) (l) (5)	Grant Date Fair Value of Stock and Option Awards ($) (m) (6)
			Threshold (d)	Target (e)	Maximum (f)		Threshold (g)	Target (h)	Maximum (i)
George R. Aylward			245,000	490,000	980,000	(10)
	02/13/2008 Initial PNX As converted VRTS	02/13/2008										53,728 19,521		11.40 31.38	240,164 (4)
	02/13/2008 Initial PNX As converted VRTS	02/13/2008								21,491 7,808					244,997 (3)
	03/05/2008 Initial PNX As converted VRTS	02/13/2008								4,453 1,618	(7)				20,502 (3)
Michael A. Angerthal			350,000	350,000	700,000
Nancy G. Curtiss			61,000	132,000	264,000
	02/13/2008 Initial PNX As converted VRTS	02/13/2008										10,526 3,824		11.40 31.38	47,051 (4)
	02/13/2008 Initial PNX As converted VRTS	02/13/2008								4,211 1,530					48,005 (3)
	03/05/2008 Initial PNX As converted VRTS	02/13/2008										20,000 7,266	(8)	11.05 30.42	88,200 (4)
J. Steven Neamtz			600,000	600,000	1,200,000
	02/13/2008 Initial PNX As converted VRTS	02/13/2008										15,077 5,477		11.40 31.38	67,394 (4)
	02/13/2008 Initial PNX As converted VRTS	02/13/2008								6,031 2,191					68,753 (3)
	02/13/2008 PNX	02/13/2008					4,009	8,017	16,034						91,394
	03/05/2008 Initial PNX As converted VRTS	02/13/2008								9,050 3,288	(9)				100,003 (3)
Francis G. Waltman			95,000	175,000	350,000
	08/14/2008 Initial PNX As converted VRTS	07/09/2008								6,539 2,376	(9)				75,002 (3)

(1)	The amounts reported in these columns represent the annual cash incentive opportunities under the applicable PNX Performance Incentive Plan for each of our named executive officers for the 2008 performance period, as described in the narrative below under Estimated Future Payouts Under Non-Equity Incentive Plan Awards and above in the Compensation Discussion and Analysis under Incentive Compensation – Annual Incentives – 2008 Annual Incentive Program applicable to our Executives. Following the spin-off, Virtus established its own annual performance-based cash incentive plan, and non-equity incentive awards granted to the named executive officers for fiscal year 2009, if any, will be determined in accordance with such plan.

(2)	Mr. Neamtz was entitled to participate in the 2007-2009 cycle of PNX’s long-term incentive plan (the “2007-2009 LTIP”) on a pro-rated basis from the date he commenced employment with PNX. The range of performance-contingent RSU awards reflected in these columns represents the awards that Mr. Neamtz could have potentially received from PNX on the date of grant. Performance-contingent awards under PNX’s long-term incentive plans were not converted in the spin-off, and Mr. Neamtz is now only eligible to potentially receive (subject to achievement of PNX’s pre-established performance criteria for the 2007-2009 LTIP) an adjusted award that has been additionally pro-rated for his service through the date of the spin-off.

(3)	Awards reported in this column represent long-term PNX service-vested RSU awards granted during fiscal year 2008. In connection with the spin-off, these awards were converted into Virtus service-vested RSU awards in a manner intended to preserve the relative value of such awards. The result of the conversion to Virtus RSUs is also reflected in this column. The following table shows how these grants were converted and the number of Virtus service-vested RSUs that each named executive officer currently holds as a result of the conversion, and the fair market value of such awards on the date of the conversion (as calculated in accordance with FAS 123R):

NAME	ORIGINAL PHOENIX AWARD		CONVERTED VIRTUS AWARD
	Grant Date	Number of PNX RSUs (#)	Conversion Date	Number of Virtus RSUs (#)	Conversion Date Fair Market Value ($)
G. Aylward	2/13/2008	21,491	1/2/2009	7,808	70,272
	3/05/2008	4,453	1/2/2009	1,618	14,562
N. Curtiss	2/13/2008	4,211	1/2/2009	1,530	13,770
J. Neamtz	2/13/2008	6,031	1/2/2009	2,191	19,719
	3/05/2008	9,050	1/2/2009	3,288	29,592
F. Waltman	8/14/2008	6,539	1/2/2009	2,376	21,384

Information regarding all Virtus service-vested RSU awards held by the named executive officers as a result of the conversion and the applicable vesting schedule for these awards are also reported below in the Outstanding Equity Awards at Fiscal Year End table. The other terms and conditions of these RSUs are discussed in the narrative below under Stock Options and Service-Vested Restricted Stock Units and are substantially the same as those applicable to the corresponding PNX grants.

(4)	Awards reported in this column represent long-term PNX service-vested awards in the form of stock options granted during fiscal year 2008. Also shown in this column are the results of the conversion to Virtus options. In connection with the spin-off, these awards were converted into awards of Virtus service-vested stock options in a manner intended to preserve the relative value of such awards. The following table shows how these grants were converted, the exercise price of and the number of shares underlying the Virtus service-vested stock options that each named executive officer currently holds as a result of the conversion, and the fair market value of such awards on the date of the conversion (as calculated in accordance with FAS 123R using the Black-Scholes Model for pricing options):

NAME	ORIGINAL PHOENIX AWARD			CONVERTED VIRTUS AWARD
	Grant Date	Exercise Price ($)	Number of PNX Stock Options (#)	Conversion Date	Exercise Price ($)	Number of Virtus Stock Options (#)	Conversion Date Fair Market Value ($)
G. Aylward	2/13/2008	$11.40	53,728	1/2/2009	$31.38	19,521	6,832
N. Curtiss	2/13/2008	$11.40	10,526	1/2/2009	$31.38	3,824	1,338
	3/05/2008	$11.05	20,000	1/2/2009	$30.42	7,266	2,834
J. Neamtz	2/13/2008	$11.40	15,077	1/2/2009	$31.38	5,477	1,917

Information regarding all Virtus service-vested stock options held by the named executive officers as a result of the conversion and the applicable vesting schedule and expiration dates for these options are reported below in the Outstanding Equity Awards at Fiscal Year End table and accompanying footnotes. The other terms and conditions of these stock options are substantially the same as those applicable to the corresponding PNX grants.

(5)	This column shows the original exercise price of the PNX stock options granted to the named executive officers during fiscal 2008, which was the closing market price of PNX’s common stock on the date of grant of the options. The exercise price of the Virtus stock options that each named executive officer holds as a result of the conversion of the PNX stock options is also shown in this column and reported in the table shown in footnote (4) above.

(6)	This column sets forth the grant date fair value of each PNX option award and RSU award calculated in accordance with FAS 123R.

The value reported for the 2007-2009 LTIP equity award disclosed in columns (g), (h) and (i) represents the grant date fair value of the potential performance-contingent LTIP cycle award at target, measured as of the grant date based on FAS 123R. The value is based on the closing market price of PNX common stock on such grant date but the actual value of this award, if any, will depend on PNX’s performance results for this LTIP cycle and the market value of PNX common stock on the date final awards are determined.

The grant date fair values of the service-vested RSU awards disclosed in column (j) are based on the closing market price of PNX common stock on the grant date. The actual value of these awards, if any, will depend on the participant’s employment status and the market value of Virtus Common Stock on the vesting date.

The grant date fair values of the stock option awards disclosed in column (k) are presented pursuant to SEC rules and calculated under the Black-Scholes Model for pricing options. The ultimate value of the options will depend on the future market price of Virtus Common Stock, and the actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Virtus Common Stock, on the date the option is exercised, over the exercise price.

(7)	Mr. Aylward received this RSU grant in connection with a special enhancement made by PNX to its 2007 annual incentive plan (which provided employee incentive opportunities based on the achievement of pre-determined performance goals, including financial, department and individual goals during 2007). Under the special enhancement, for 2007, the maximum payout level of 200% of target incentive levels was increased by PNX to 250% and achievements in excess of target goals yielded awards above target performance results that were determined by interpolating between target payment (100% of target incentive levels) and 250%, instead of the normal interpolation between target and 200%. Payments resulting from the enhancement were paid in PNX service-vested RSUs that vest incrementally over the two-year period following determination of final awards results.

(8)	Ms. Curtiss received this service-vested stock option grant from PNX in connection with her promotion by PNX to Senior Vice President. The award vests in three equal increments from the date of grant.

(9)	Each of Messrs. Neamtz and Waltman received an RSU award from PNX in connection with his employment offer. The award will vest on the third anniversary of the award date, subject to employment with the Company and the terms of the award agreement.

(10)	For purposes of the 2008 Performance Incentive Plan, which did not meet threshold and did not pay out, an enhancement would have allowed for a maximum award of 250% for the CEO.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

During 2008, our named executive officers participated in PNX’s Performance Incentive Plan. The metrics against which performance was measured under this plan, as well as the potential payouts, are discussed in the Compensation Discussion and Analysis under Incentive Compensation – Annual Incentives – 2008 Annual Incentive Program applicable to our Executives. No annual incentive payments were made to participants, including Mr. Aylward, under PNX’s Performance Incentive Plan for 2008 because PNX’s financial results were below the established threshold.

In response to the significant change in the economic environment during the course of 2008 and the unlikelihood of meeting threshold levels of applicable key valuation drivers under the Performance Incentive Plan, the PNX compensation committee established a 2008 Supplemental Performance Incentive Plan for management and covered associates. Of our named executive officers, Mr. Angerthal, Ms. Curtiss, Mr. Neamtz and Mr. Waltman were entitled to participate in this supplemental plan. Payouts under the 2008 Supplemental Performance Incentive Plan would only be triggered if threshold levels under the original Performance Incentive Plan were not met based on actual 2008 financial results. Because threshold performance was not achieved, our named executive officers (other than Mr. Aylward) became participants in the 2008 Supplemental Performance Incentive Plan, which paid 35% of the annual incentive target. As disclosed in column (d) of the Summary Compensation Table and the accompanying footnote, our Board awarded Mr. Aylward a separate cash award for 2008 in the amount of 35% of his annual target in recognition of his significant efforts on behalf of the Company in connection with the spin-off and his leadership of the business.

As noted in the Compensation Discussion and Analysis, in connection with their employment offers, the annual incentive award amounts for 2008 were guaranteed at a minimum level for Messrs. Angerthal, Neamtz and Waltman and, as a result, their threshold and target incentive opportunities were the same under both the original Performance Incentive Plan and under the 2008 Supplemental Performance Incentive Plan. The amounts that were earned by Messrs. Angerthal, Neamtz and Waltman under the 2008 Supplemental Performance Incentive Plan (35% of target) is reported in column (g) of the Summary Compensation Table and the additional amounts paid to each such person pursuant to his employment offer is reported in column (d) of the Summary Compensation Table. The amount that was actually paid to Ms. Curtiss under the 2008 Supplemental Performance Incentive Plan (35% of target) is reported in column (g) of the Summary Compensation Table. Going forward, the annual cash incentive compensation of each of Messrs. Angerthal, Neamtz and Waltman will be determined in accordance with the Company’s Performance Incentive Plan.

Additional information concerning the performance metrics and potential payouts under the 2008 Supplemental Performance Incentive Plan can be found in the Compensation Discussion and Analysis under Incentive Compensation – Annual Incentives – 2008 Annual Incentive Program applicable to our Executives.

Stock Options and Service-Vested Restricted Stock Units

The stock options and restricted stock units (RSUs) reported above in the Grants of Plan-Based Awards by PNX in Fiscal Year 2008 were initially granted to our named executive officers under The Phoenix Companies, Inc. Stock Incentive Plan and The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit, and Long-Term Incentive Plan, respectively. Each of the converted Virtus equity awards are outstanding under the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, which is described below.

As described in footnotes (7) through (9) to the table above, on March 5, 2008, Mr. Aylward received a grant of 4,453 RSUs from PNX in connection with a special enhancement made by PNX to its 2007 annual incentive plan; Ms. Curtiss received a grant of 20,000 options in connection with her promotion to a senior vice president role at PNX; Mr. Neamtz received a grant of 9,050 RSUs in connection with his employment offer; and, on August 14, 2008, Mr. Waltman received a grant of 6,539 RSUs in connection with his employment offer.

With the exception of those grants, each of the option and RSU awards reported in columns (j) and (k) above were awarded under PNX’s long-term equity incentive program for 2008. As described in the Compensation Discussion and Analysis under Incentive Compensation – Long-Term Incentives, prior to 2008, PNX provided long-term incentive grants of RSUs subject to the achievement of specified performance objectives over a three-year cycle, and in 2008 changed the structure of the long-term incentive grants to award 50% of the allotted long-term incentive value for each executive in the form of non-qualified stock options and the remaining 50% in the form of service-vested RSUs.

As previously discussed, in connection with our spin-off, the service-vested PNX stock option and RSU awards reported above in the table were converted to service-vested Virtus stock options and RSUs using a conversion formula intended to preserve the relative value of such awards at the spin-off date. These Virtus stock options and RSUs will continue to vest contingent upon the executive’s employment by Virtus (and the original expiration date of the stock options will remain unchanged), subject to the terms of the applicable equity plan and grant agreement as in effect immediately prior to the December 31, 2008 distribution date.

All option awards were granted at the grant date fair market value of PNX’s common stock on the date the awards were approved, or, if later, effective. The option awards are subject to a three-year graded vesting schedule, and recipients have a maximum of 10 years from the grant date to exercise the options. Unless otherwise determined by the Compensation Committee, RSUs generally will vest and convert to shares of Virtus Common Stock on the third anniversary of the award date and would be credited with dividend equivalents, if any.

Upon termination of employment, stock options generally must be exercised within 30 days following termination of employment. In cases of termination due to death, disability or retirement, options must be exercised within five years from the date of termination of employment. For termination of employment in connection with a qualifying business disposal or divestiture, our Compensation Committee may allow options to be exercised within three years from the date of termination of employment or divestiture. In the case of termination due to cause, all outstanding options expire immediately.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

In connection with the spin-off, and effective on the distribution date, we adopted the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Omnibus Plan”). The converted equity awards held by our named executive officers are outstanding under the Omnibus Plan, and going forward, any annual or long-term incentive awards made to our named executive officers will be made under the Omnibus Plan.

The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or nonqualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of our Common Stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our Common Stock on the date of grant. The term of each stock option or stock appreciation right will be set by our Compensation Committee and may not exceed ten years from the date of grant. Our Compensation Committee will determine the date each stock option or stock appreciation right may be exercised and the period of time, if any, after retirement, death, disability or other termination of employment during which stock options or stock appreciation rights may be exercised. In general, a grantee may pay the exercise price of an option in cash or shares of Common Stock.

Stock Awards. The Omnibus Plan permits the granting of stock awards. Stock awards that are not performance awards will generally be restricted for a minimum period of three years from the date of grant based on a graded vesting schedule; provided, however, that our Compensation Committee may provide for cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events.

Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards will be subject to the satisfaction of specified performance criteria; provided, however, that our Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change-in-control or other specified events. Our Compensation Committee will determine the terms, conditions and limitations applicable to the performance awards and set the performance goals in its discretion. The performance goals will determine the value and amount of performance awards that will be paid to participants and the portion of an award that may be exercised to the extent such performance goals are met. Performance awards may be designed by our Compensation Committee to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, such as for awards for our executive officers. For purposes of Section 162(m), performance goals will be designated by our Compensation Committee and will be based upon one or more of the following performance goal measures: gross or net cash flow, free cash flow, cash flow return on investment (discounted or otherwise), cash operating income, net cash provided by operations, or cash flow in excess of cost of capital; sales; revenues; earnings per share, stock price or shareholder return (on a gross or net basis), or any rating by a nationally recognized statistical rating organization; net income; return on assets (gross or net), return on investment, return on capital or return on equity (or any combination); economic value created; operating income, earnings before or after taxes, interest, depreciation, amortization or extraordinary or special items (or any combination), which may be determined on a per share basis (basic or diluted); debt to capital ratio, or risk based capital ratio; operating margin, gross margin or other financial margin; assets under management, gross or net flows of assets under management, market capitalization, or net assets; segment income; and dividend payout. Any performance criteria selected by our Compensation Committee may be used to measure our performance as a whole or the performance of any of our segments, and may be measured for the Company alone or relative to a peer group or index.

Outstanding Equity Awards at 2008 Fiscal Year-End

The outstanding equity awards reflected in the table below are presented in shares of Virtus Common Stock.

Each such award was previously granted to our named executive officers under a PNX equity plan and, in connection with our spin-off from PNX on December 31, 2008, were converted into equity awards of the Company in a manner intended to preserve the economic value of the awards. The adjustment factor of 0.3633 that was used to convert PNX awards to Virtus-denominated awards was calculated by dividing the PNX closing price on December 31, 2008 of $3.27 by the opening price of Virtus Common Stock on January 2, 2009 of $9.00, as approved by the PNX compensation committee.

Name (a)	Option Awards						Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	2,361	—			44.59	06/25/12
	7,266	—			29.81	11/04/14
	6,055	3,027	(2)		39.89	02/02/16
	3,633	7,266	(3)		40.00	02/08/17
	—	19,521	(4)		31.38	02/13/18
							13,042	(5)	136,941
							7,808	(6)	81,984
							1,618	(7)	16,989
											(8)		(8)
Michael A. Angerthal	—	—		—	—	—	—		—	—		—
Nancy G. Curtiss	2,180	—			44.59	06/25/12
	—	3,824	(4)		31.38	02/13/18
	—	7,266	(9)		30.42	03/05/18
							1,530	(6)	16,065
											(8)		(8)
J. Steven Neamtz	—	5,477	(4)		31.38	02/13/18
							2,191	(6)	23,006
							3,288	(10)	34,524
											(8)		(8)
Francis G. Waltman							2,376	(11)	24,948

(1)	All stock award values are based on the closing price of $10.50 on January 2, 2009, which was the first date that our Common Stock was publicly traded. These figures are rounded to the nearest whole number.

(2)	Vested on February 2, 2009.

(3)	One-half of this portion of the option vested on February 8, 2009 and the remaining one-half will vest on February 8, 2010.

(4)	One-third of this option vested on February 13, 2009. The remaining portion will vest in equal increments on February 13, 2010 and February 13, 2011.

(5)	These RSUs cliff vest on September 5, 2010.

(6)	These RSUs cliff vest on February 13, 2011.

(7)	One-half of these RSUs vested on March 5, 2009 and the remaining one-half will vest on March 5, 2010.

(8)	The long-term PNX performance-based awards in the form of PNX RSUs held by certain of our named executive officers were not converted in connection with the spin-off and remain outstanding subject to the same PNX performance criteria as are applicable to PNX executives. As of the 2008 fiscal year end, Mr. Aylward held outstanding long-term PNX performance incentive awards under both the 2006-2008 LTIP cycle and the 2007-2009 LTIP cycle, and Ms. Curtiss and Mr. Neamtz each held an outstanding long-term PNX performance incentive award under the 2007-2009 LTIP cycle. These named executive officers would earn whatever award they would have earned had the spin-off not occurred, but pro-rated for service through the December 31, 2008 distribution date and paid in cash, rather than shares of PNX common stock.

Subsequent to the spin-off, the number of shares underlying the potential awards under these outstanding LTIP cycles were adjusted in a manner approved by the PNX compensation committee to reflect the spin-off. The following adjustment factor was used: the closing price of PNX common stock on December 31, 2008 divided by an adjusted opening price of PNX common stock on January 2, 2009.

The following table shows (i) the number of RSUs which could have been earned by the applicable named executive officer at target performance under the applicable PNX LTIP cycle prior to the spin-off and (ii) the number of RSUs that would be used to determine such executive’s cash payment, if any, under the same PNX LTIP, as adjusted to reflect the spin-off and, for the 2007-2009 LTIP cycle, pro-rated for service through December 31, 2008:

Name	PNX LTIP Cycle	Original PNX Award at Target	Pro-rated PNX Award as Adjusted
G. Aylward	2006-2008	13,326	15,452
	2007-2009	28,304	21,880

N. Curtiss	2007-2009	3,653	2,824

J. Neamtz	2007-2009	8,017	6,198

In 2009, PNX determined that no award was payable to PNX named executive officers, including Mr. Aylward, under the 2006-2008 LTIP cycle based on actual results under the PNX plan.

(9)	One-third of this option vested on March 5, 2009. The remaining portion will vest in equal increments on March 10, 2010 and March 5, 2011.

(10)	These RSUs cliff vest on March 5, 2011.

(11)	These RSUs cliff vest on August 14, 2011.

Option Exercises and Stock Vested for Fiscal Year 2008

As reflected in the table below, none of our named executive officers exercised any PNX or Virtus stock options or had any PNX or Virtus stock awards vest during 2008.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
George R. Aylward	—	—	—	—

Michael A. Angerthal	—	—	—	—

Nancy G. Curtiss	—	—	—	—

J. Steven Neamtz	—	—	—	—

Francis G. Waltman	—	—	—	—

Non-Qualified Deferred Compensation in Fiscal Year 2008

Prior to, but in connection with the spin-off, effective November 1, 2008, the accounts of our named executive officers under The Phoenix Companies, Inc. Savings and Investment Plan (the PNX 401(k) plan) and The Phoenix Companies, Inc. Non-Qualified Deferred Compensation and Excess Investment Plan (the “PNX Excess Plan”) were transferred to the Virtus Investment Partners, Inc. Savings and Investment Plan (our 401(k) plan) and the Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan (the “Virtus Excess Plan”).

The following table reflects each named executive officer’s 2008 compensation deferrals, PNX and Company contributions, earnings, withdrawal activity, total balances as of December 31, 2008 and the portion of the aggregate balances as of December 31, 2008 that were reported in Summary Compensation Tables for prior years.

Name (a)	Executive Contributions in Last FY ($)(b) (1)	Registrant Contributions in Last FY ($)(c) (2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f) (3)	Portion of Aggregate Balance at Last FYE Reported in Prior SCT ($)(g)
George R. Aylward	7,100	6,833	(6,255)	—	21,515	11,550

Michael A. Angerthal	—	—	—	—	—	—

Nancy B. Curtiss	—	—	(59,499)	—	351,686	—

J. Steven Neamtz	—	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—	—

(1)	These figures represent voluntary deferrals of salary during 2008 and are also reported for 2008 under column (b) (“Salary”) of the Summary Compensation Table.

(2)	These figures represent the Company’s 2008 contributions to the non-qualified deferred compensation plans and are also reported for 2008 under column (i) (“All Other Compensation”) of the Summary Compensation Table. Of this amount, $4,500 represents PNX contributions that were made prior to the time that the PNX Excess Plan accounts were transferred to the Virtus Excess Plan.

(3)	Based on the market value of assumed investment options as of December 31, 2008.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

We maintain the Virtus Excess Plan to provide eligible employees with the opportunity to defer receipt of their compensation and to build savings for retirement. However, for most of 2008, our named executive officers participated in the PNX Excess Plan. In connection with our spin-off from PNX, Virtus established the Virtus Excess Plan effective as of November 1, 2008. The participants under the PNX Excess Plan attributable to the Virtus business became participants in the Virtus Excess Plan, and the liabilities attributable to these participants were transferred from the PNX Excess Plan to the Virtus Excess Plan on this date. The terms of the PNX Excess Plan and the Virtus Excess Plan were substantially consistent. The following narrative describes the terms of the Virtus Excess Plan and, where the terms of the PNX Excess Plan differ, points out these differences to the extent relevant.

Eligible employees are those employees whose compensation is in excess of the limit imposed under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) and are appointed by the Benefit Plans Committee as eligible to participate in the Plan. The Code limitation on qualified plan compensation was $230,000 in 2008. Of our named executive officers, Mr. Aylward and Ms. Curtiss were participants in the PNX Excess Plan prior to November 1, 2008, and became participants in the Virtus Excess Plan on November 1, 2008, although Mr. Aylward was the only active participant in the PNX and Virtus Excess Plans during 2008.

Under the Virtus Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code. For purposes of the PNX Excess Plan, participants could defer up to 60% of base salary and 100% of any annual incentive awards paid. Both the PNX and Virtus plans provide for full vesting of deferrals at the time of deferral.

Under the terms of the Virtus Excess Plan, the Company will make matching contributions equal to 100% of deferrals up to a limit of 3% of compensation, plus 50% of deferrals until the limit of 5% of compensation is reached. Under the PNX Excess Plan, PNX made matching contributions based on the participant’s number of years of service with PNX, as follows:

Years of Service	PNX Match Formula	Maximum PNX Match Rate as a % of Base Pay
Less than 5 years	100% on first 3% of pay saved; 50% on next 3%	4.5%
5 to 9 years	100% on first 6% of pay saved	6.0%
10 to 14 years	100% on first 3% of pay saved; 150% on next 3%	7.5%
15 years or more	150% on first 6% of pay saved	9.0%

Based on this schedule, the maximum PNX match rate, as a percentage of base pay under the PNX Excess Plan until November 1, 2008 for Mr. Aylward was 7.5%. Both the PNX and Virtus plans provide for full and immediate vesting of matching contributions.

Amounts deferred under the Virtus Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions are deemed invested in the same funds in which the underlying deferrals are invested.

The rate of return earned on a participant’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed invested. There are no above-market or guaranteed returns in the Virtus Excess Plan. Participants can change their investment choices at any time.

Distribution of a named executive officer’s deferral account will be governed by the terms of the Virtus Excess Plan and will be made, or commence, on the fifteenth day of the month following the participant’s separation from service. Distribution of a participant’s deferral account will be made either in a lump sum payment or in annual installment payments over a period of 2 to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered. However, if upon separation from service, the participant’s deferral account balance is $25,000 or less, his or her deferral account will be paid in a lump sum. A participant may make a one-time change to his or her distribution election, provided that (i) the change is made at least one year prior to date that payment otherwise would have been made, or commenced, and (ii) payment will not be made, or commence, for at least five years after the date payment would otherwise have been made, or commenced. Payments from the Virtus Excess Plan may be delayed upon a participant’s termination of employment to the extent necessary to comply with Section 409A of the Code.

If a participant has a financial unforeseeable emergency, the participant can request an in-service distribution of his or her deferral account to the extent permitted by Section 409A of the Code and any other applicable laws. The distribution will be made on the fifteenth day of the month following approval of the unforeseeable emergency. Loans are not permitted under the Virtus Excess Plan.

All account balances under the Virtus Excess Plan are unfunded general obligations of the Company, which the Company, at its discretion, may hedge in full or in part by making contributions to a trust subject to the claims of its creditors in certain circumstances.

Termination Payments and Change-in-Control Arrangements

Prior to our spin-off, PNX had entered into certain agreements and had maintained certain plans that would have required it to provide compensation to certain of our named executive officers in the event of a termination of employment, including termination of employment in connection with a change-in-control. Effective upon our spin-off from PNX, each of our named executive officers became entitled to participate in the Company’s Executive Severance Allowance Plan and the Company established a Change-in-Control Agreement for our CEO, Mr. Aylward. These arrangements are described below and, except as noted, the benefits that our named executive officers would be entitled to under the Virtus plans are substantially comparable to the benefits that such persons would have been entitled to pursuant to their arrangements with PNX. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Change-in-Control Agreement with Mr. Aylward

In connection with the spin-off, the Company established a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, Mr. Aylward, which contains substantially similar terms to Mr. Aylward’s previous change-in-control agreement with PNX (the “PNX Agreement”). Under the Change-in-Control Agreement, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in-control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreements), “cause” or retirement; or (ii) by Mr. Aylward for “good reason”, provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement has a initial term of two years, but will automatically renew for successive one year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board of the beginning of any such period, cease to be at least of majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35 mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Each of the above terms had substantially the same meanings under the PNX Agreement (except that such terms were related to a change-in-control of PNX, rather than of the Company).

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or duration of their normal terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater) and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

These benefits are substantially similar to the benefits that Mr. Aylward was entitled to under the PNX Agreement, except that the PNX Agreement also provided for certain additional benefits related to the defined benefit plans maintained by PNX. Mr. Aylward would not be entitled to these benefits under our Change-in-Control Agreement because the Company does not maintain any defined benefit plans.

Executive Severance Allowance Plan

On the date of the spin-off, each of our named executive officers became entitled to participate in the Company’s Executive Severance Allowance Plan (the “Virtus Severance Plan”), which contains substantially similar terms to the PNX Executive Severance Allowance Plan (the “PNX Severance Plan”). Receipt of benefits under the Virtus Severance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants (see (i), (ii) and (iv) in the next sentence) and a release of claims against the Company. The Virtus Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and refraining from making disparaging remarks concerning Virtus, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of Virtus; (iii) returning all Virtus property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/ conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse Virtus for all payments previously made.

Under the Virtus Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or, 18 months for our CEO);

•

the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average (provided that, for the first two years that the Virtus Severance Plan is in effect, the cash amount will be equal to the target annual cash incentive award in effect during the year in which the separation event occurs or, for our CEO, 1.5 times such target); and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code section 409A).

Our named executive officers would also be entitled under the Virtus Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s account under the Company’s Excess Investment Plan as of December 31, 2008 is reflected in the “Nonqualified Deferred Compensation Table” above.

Under the PNX Severance Plan, the components of the severance payment related to salary and the average of the last two annual incentive awards could have been reduced to 50% of such amount or increased up to 150% of such amount, as determined based on the particular executive’s years of service with PNX. The Virtus Severance Plan does not contain a service-based severance formula, which provides a more consistent level of severance protection for our named executive officers regardless of service history.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Virtus Severance Plan.

Acceleration of Equity Awards

Any outstanding award granted by PNX to our named executive officers prior to the spin-off, as such awards have been modified or equitably adjusted in connection with the spin-off, continue to be governed by the terms and conditions of the PNX agreements evidencing such grants. Under the PNX award agreements, if a named executive officer terminated employment with the Company due to death, disability, approved retirement or an involuntary termination event that would qualify such person for severance benefits from the Company, he or she would be entitled to immediate vesting of a portion of his or her outstanding RSUs. The amount subject to immediate vesting would be calculated by multiplying the numbers of RSUs awarded to the applicable person by the number of days that such person was actively employed by the Company since the award was granted and divided by the number of days between the grant date and the last scheduled vesting date. Any RSUs that had already vested under the applicable RSU grant would be subtracted from the total number of RSUs subject to this accelerated vesting.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Virtus Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2008.

	Payment for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Nancy G. Curtiss	J. Steven Neamtz	Francis G. Waltman
Severance
Base Salary Component	$525,000	$350,000	$240,000	$275,000	$250,000
Annual Incentive Component (1)	$735,000	$350,000	$132,000	$600,000	$175,000
Other Compensation
2008 Annual Incentive (2)	—	$30,625	$46,200	$210,000	$25,521
Unvested Service-Based RSUs (3)	$78,379	—	$4,046	$13,929	$2,714
Benefits
Health & Welfare (4)	$5,505	$620	$5,370	$14,168	$13,490
Outplacement	$5,195	$5,195	$5,195	$5,195	$5,195
Total Severance, Other Compensation, and Benefits	$1,349,079	$736,440	$432,811	$1,118,292	$471,920

(1)	The amount in this row is equal to the named executive officer’s target award (except that, for Mr. Aylward, this amount is equal to 1.5 times his target award) under the applicable PNX annual Performance Incentive Plan for 2008.

(2)	The amount in this row is equal to the actual award earned by the named executive officer under the applicable PNX annual Performance Incentive Plan based on 2008 performance.

(3)	The first date that our Common Stock was publicly traded was January 2, 2009. As a result, the value reported in this row is based on the closing price of PNX common stock on December 31, 2008 (which was $3.27 per share) multiplied by the number of shares of PNX common stock underlying the PNX service-vested RSU award held by the named executive officer that would have vested had an applicable termination event occurred on December 31, 2008. In connection with the spin-off, PNX service-vested RSUs were converted on January 2, 2009 into Virtus service-vested RSUs in a manner intended to preserve the relative value of each such award.

(4)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2008.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2008.

Change- in-Control Payments
Severance
Base Salary Component	$875,000
Annual Incentive Component	$1,225,000
Other Compensation
2008 Annual Incentive (1)	$490,000
PNX 2006-2008 LTIP Cycle (2)	$43,576
PNX 2007-2009 LTIP Cycle (2)	$61,703
Unvested Service-Based RSUs (3)	$202,217
Unvested Stock Options (3)	—
Incremental Non-Qualified Company Match (4)	$35,000
Tax Gross Up (5)	$1,244,248
Benefits and Perquisites
Health & Welfare (6)	$13,763
Outplacement	$9,895
Total Severance, Other Compensation, Benefits and Perquisites	$4,200,402

(1)	Reflects Mr. Aylward’s target award under the applicable PNX annual Performance Incentive Plan for 2008.

(2)	All LTIP amounts are valued based on the December 31, 2008 closing price of PNX common stock of $3.27 per share.

(3)	The first date that our Common Stock was publicly traded was January 2, 2009. As a result, (i) the value reported for unvested service-based RSUs is based on the closing price of PNX common stock on December 31, 2008 (which was $3.27 per share) multiplied by the number PNX service-vested RSUs that would have vested had an applicable termination event occurred on December 31, 2008; and (ii) the value reported for unvested stock options is based on the spread value between the exercise price of each PNX stock option that would have vested had an applicable termination event occurred on December 31, 2008 and $3.27. In connection with the spin-off, PNX service-vested RSUs and stock options were converted on January 2, 2009 into Virtus service-vested RSUs and stock options in a manner intended to preserve the relative value of each such award.

(4)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k) Plan and credited to the Company’s Excess Investment Plan over the next 2.5 years.

(5)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(6)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

DIRECTOR COMPENSATION

Our non-employee directors did not receive any compensation from the Company prior to the spin-off on December 31, 2008. In connection with the spin-off, PNX management conducted a review and assessment of the current market practices for asset management companies’ director compensation. PNX has advised us that in selecting the companies reviewed and in assessing the results, PNX considered that many of the companies included in the review were significantly larger than the Company, and pay level, even for directors, generally correlates with company size; PNX looked at compensation at the 25th percentile for setting the total pay level, which is comparable to the pay levels of other small companies in the peer group; and as a secondary reference, PNX also considered compensation relative to PNX’s board of directors.

In establishing the initial compensation structure for our non-employee directors, PNX has advised us that it analyzed the total compensation for all directors compared to peer companies; and cash and equity compared to peer companies.

The following peer companies were used for purposes of PNX’s assessment of market practice:

Public Asset Management Companies – Less Than $1 Billion Market Capitalization	Public Asset Management Companies – Greater Than $1 Billion Market Capitalization
Calamos Asset Management, Inc.	Affiliated Managers Corp.
Diamond Hill	BNY Mellon Asset Management
Epoch Holding Corp.	Capital Management Alliance
Gamco Investors, Inc.	Cohen & Steers, Inc.
Pzena Investments	Eaton Vance
Federated Investors
Franklin Resources
Janus Capital Group
Nuveen Investments
T. Rowe Price Group

The director compensation structure for 2009, described below, is a result of PNX’s review and assessment of the current market practices for asset management companies’ director compensation. Going forward, the Company’s Compensation Committee will review, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and will recommend to the Board any changes the Compensation Committee believes to be appropriate. In making its recommendations to the Board, the Compensation Committee will consider that director independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

In 2009, each non-employee director of the Company is entitled to receive an annual retainer equal to $110,000 per year. Our non-executive Chairman of the Board is entitled to receive an additional $50,000 per year and each Chair of a committee of our Board is entitled to receive an additional $10,000 per year for each committee chaired.

Directors receiving compensation will be paid 50% in cash and 50% in Common Stock. The cash portion will be paid quarterly in advance and the equity portion will be paid in outright grants of Common Stock, granted at the annual shareholders meeting.

Certain of our directors will not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Messrs. Cooper and Kappele have advised us that they will waive their right to receive any compensation for their services as directors of the Board.

Each non-employee director receiving compensation was granted an initial pro-rated award of Common Stock equal to 50% of their respective applicable retainers for 2009, effective January 2, 2009, the first day that our shares traded on the Nasdaq Global Market. The amount received by each director is set forth in the section entitled “Security Ownership by Certain Beneficial Owners And Management – Security Ownership Of Management and Directors.”

Prior to the spin-off, PNX also established director share ownership guidelines, which, upon recommendation of our Governance Committee were subsequently approved and adopted by our Board in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. The guidelines set forth the manner of establishing the fixed number of shares that the directors are expected to retain, which is approximately 42,500 shares of Common Stock. Under the guidelines, as adopted by our Board, until the target ownership level has been achieved, each non-employee director of the Company who receives compensation for his or her Board service is expected to retain the entire portion of his or her annual retainer fee that is paid in Common Stock, except in connection with certain permissible use for tax withholding purposes. Directors will not be able to defer receipt of their cash and equity compensation.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the 2009 Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting the Company’s website at www.Virtus.com or by writing to Corporate Communications, Joe Fazzino, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 21, 2009. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://bnymellon.mobular.net/bnymellon/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Please mark your votes as indicated in this examples	☒

		FOR BOTH	WITHHOLD FOR BOTH	FOR BOTH EXCEPT*			FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS	☐	☐	☐	2.	Vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009	☐	☐	☐

	Nominees: 01 Diane M. Coffey 02 Timothy A. Holt

								Yes
INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “For Both Except” box above and write that nominee’s name in the space provided below.						I plan to attend the Annual Meeting		☐

*Exception:

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Title (if applicable)

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Proxies executed on behalf of corporations or companies should be signed in their name by authorized officers.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time, Wednesday May 20,

the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/vrts Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the 2008 Annual Report

to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/vrts

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Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VIRTUS INVESTMENT PARTNERS, INC.

Proxy for Annual Meeting of Shareholders

May 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Carr, Nancy G. Curtiss and Michael A. Angerthal, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Virtus Investment Partners, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Virtus Investment Partners, Inc. to be held May 21, 2009 at 10:30 AM Eastern Time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted as specified. If no specification is made, this proxy will be voted FOR the election of each of the nominees listed under proposal 1 and FOR proposal 2. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan or The Phoenix Companies, Inc. Savings and Investment Plan (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plans must be received by the trustee by no later than 11:59 PM, Eastern Time, on Monday, May 18, 2009.

(Continued and to be marked, dated and signed, on the reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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